Exhibit 99.2

Liggett Group LLC and
Subsidiaries
Consolidated Financial Statements
as of December 31, 2011 and 2010,
and for each of the three years
ended December 31, 2011, 2010 and 2009

Liggett Group LLC and Subsidiaries
Index
December 31, 2011 and 2010

Report of Independent Registered Public Accounting Firm

To the Managers and the
Member of Liggett Group LLC:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Liggett Group LLC and its subsidiaries (the “Company”), a wholly-owned subsidiary of Vector Group, Ltd., at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers
Raleigh, North Carolina
February 24, 2012

Liggett Group LLC and Subsidiaries
Consolidated Balance Sheets
December 31, 2011 and 2010
(in thousands of dollars)

	2011	2010
Assets
Current assets
Cash and cash equivalents	$10	$5
Accounts receivable
Trade, less allowances of $865 and $230, respectively	24,328	1,683
Related parties	7,316	14,303
Other	741	443
Inventories, net	105,322	101,715
Restricted assets	1,233	2,069
Deferred income taxes	5,485	3,702
Other current assets	1,130	1,284
Total current assets	145,565	125,204
Property, plant and equipment, net	54,000	52,713
Prepaid pension costs	10,047	13,935
Restricted assets	7,327	5,883
Deferred income taxes	1,054	531
Other assets	13,730	13,459
Total assets	$231,723	$211,725
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Balance Sheets (continued)
December 31, 2011 and 2010
(in thousands of dollars)

	2011	2010
Liabilities and Member’s Investment
Current liabilities
Current portion of notes payable and long-term debt	$13,031	$4,367
Revolving credit facility	21,472	35,710
Current payments due under the Master Settlement Agreement	50,123	41,265
Current portion of pension and post-retirement liabilities	1,000	1,014
Accounts payable — trade	8,293	6,375
Accrued promotional expenses	16,604	13,811
Income taxes payable	—	19,675
Other accrued taxes, principally excise taxes	17,948	18,507
Allowance for sales returns	4,000	3,850
Litigation accruals	1,549	4,183
Deferred income taxes	2,095	2,275
Other current liabilities	1,307	1,718
Total current liabilities	137,422	152,750
Notes payable and long-term debt, less current portion	13,913	20,885
Non-current employee benefits	22,959	16,279
Deferred income taxes	2,315	1,659
Payments due under the Master Settlement Agreement	43,962	26,149
Litigation accruals	1,600	—
Other long-term liabilities	24	67
Total liabilities	222,195	217,789
Commitments and contingencies
Member’s investment
Contributed capital	10,346	10,346
Accumulated other comprehensive loss	(23,587)	(16,410)
Retained earnings	22,769	—
Total member’s investment	9,528	(6,064)
Total liabilities and member's investment	$231,723	$211,725

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2011, 2010 and 2009
(in thousands of dollars)

	2011	2010	2009
Revenues *	$1,095,116	$1,024,155	$762,208
Expenses
Cost of goods sold *	882,987	833,595	563,773
Operating, selling, administrative and general expenses	64,394	59,798	52,827
Management fees paid to Vector Group Ltd.	8,336	8,020	7,723
Net (gain)/loss on sale of assets	(40)	80	128
Litigation judgment and settlement charges	—	16,161	—
Gain on sale of trademarks	—	—	(5,000)
Operating income	139,439	106,501	142,757
Other income (expense)
Interest income	50	36	102
Interest expense	(2,395)	(1,040)	(802)
Income before provision for income taxes	137,094	105,497	142,057
Income tax expense	(49,925)	(41,103)	(52,643)
Net income	$87,169	$64,394	$89,414

*	Revenues and cost of goods sold include federal excise taxes of $506,514, $484,115 and $325,407 for the years ended December 31, 2011, 2010 and 2009, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2011, 2010 and 2009
(in thousands of dollars)

	2011	2010	2009
Net income	$87,169	$64,394	$89,414

Net change in forward contracts	62	75	60
Net change in pension-related amounts	(11,921)	8,810	12,377
Other comprehensive (loss) income	(11,859)	8,885	12,437

Income tax effect on forward contracts	(24)	(26)	(24)
Income tax effect on pension-related amounts	4,706	(3,520)	(4,901)
Income tax benefit (expense) on other comprehensive income	4,682	(3,546)	(4,925)

Other comprehensive (loss) income, net of tax	(7,177)	5,339	7,512

Comprehensive income	$79,992	$69,733	$96,926

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statement of Member’s Investment
Years Ended December 31, 2011, 2010 and 2009
(in thousands of dollars)

	Contributed Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total
Balance, January 1, 2009	$67,088	$(29,261)	$—	$37,827
Net income	—	—	89,414	89,414
Change in pension related amounts, net of taxes	—	7,476	—	7,476
Change in fair value of forward contracts, net of taxes	—	36	—	36
Total comprehensive income				96,926
Distributions	—	—	(58,600)	(58,600)
Balance, December 31, 2009	67,088	(21,749)	30,814	76,153
Net income	—	—	64,394	64,394
Change in pension related amounts, net of taxes	—	5,290	—	5,290
Change in fair value of forward contracts, net of taxes	—	49	—	49
Total comprehensive income				69,733
Distributions	(56,742)	—	(95,208)	(151,950)
Balance, December 31, 2010	10,346	(16,410)	—	(6,064)
Net income	—	—	87,169	87,169
Change in pension related amounts, net of taxes	—	(7,215)	—	(7,215)
Change in fair value of forward contracts, net of taxes	—	38	—	38
Total comprehensive income				79,992
Distributions	—	—	(64,400)	(64,400)
Balance, December 31, 2011	$10,346	$(23,587)	$22,769	$9,528
The Member's stock is pledged as collateral for Liggett Group LLC’s guarantee of Parent’s debt. See Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2011, 2010 and 2009
(in thousands of dollars)

	2011	2010	2009
Cash flows from operating activities
Net income	$87,169	$64,394	$89,414
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,576	7,475	7,170
Deferred income taxes	(1,830)	(916)	(9,554)
(Gain) loss on sale of assets	(43)	76	127
Cash payments on restructuring liabilities	—	—	(110)
Changes in assets and liabilities:
Trade accounts receivable, net of allowances	(22,645)	5,797	1,590
Related party receivable	6,987	24,003	1,409
Other receivables	(298)	537	(306)
Inventories	(3,607)	(9,012)	(4,932)
Income taxes payable	(19,675)	19,420	(37,719)
Other assets	75	(360)	(1,537)
Accounts payable, trade	3,074	3,401	(1,085)
Accrued expenses	8,198	26,357	15,869
Employee benefits	3,338	(3,191)	(2,012)
Other long-term liabilities	19,370	6,792	6,595
Change in book overdraft	(1,156)	512	(63)
Net cash provided by operating activities	87,533	145,285	64,856
Cash flows from investing activities
Proceeds from sale of property, plant and equipment	195	187	70
Decrease (increase) in restricted assets	(608)	(2,802)	1,678
Increase in cash surrender value of life insurance policies	(264)	(261)	(256)
Capital expenditures	(9,905)	(22,436)	(2,593)
Net cash used in investing activities	(10,582)	(25,312)	(1,101)
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2011, 2010 and 2009
(in thousands of dollars)

	2011	2010	2009
Cash flows from financing activities
Repayments of debt	(4,672)	(8,629)	(3,990)
Proceeds from issuance of debt	6,364	22,274	—
Borrowings under revolving credit facility	1,064,270	1,034,894	749,476
Repayments under revolving credit facility	(1,078,508)	(1,016,566)	(751,609)
Distributions to Parent	(64,400)	(151,950)	(58,600)
Net cash used in financing activities	(76,946)	(119,977)	(64,723)
Net increase (decrease) in cash and cash equivalents	5	(4)	(968)
Cash and cash equivalents
Beginning of year	5	9	977
End of year	$10	$5	$9
Supplemental disclosures of cash flow information
Cash payments during the period for
Interest	$1,168	$737	$804
Income taxes	$2	$1	$420
Tax sharing payments to Parent	$71,650	$—	$104,050

Supplemental schedule of non-cash investing and financing activities

•
Liggett Group LLC recorded comprehensive loss of $7,215 (net of taxes), and comprehensive income of $5,290 (net of taxes) and $7,476 (net of taxes) during 2011, 2010 and 2009, respectively, in relation to certain of its pension plans (Note 5). In 2011, 2010 and 2009, Liggett recorded $38 (net of taxes), $49 (net of taxes) and $36 (net of taxes), respectively, in comprehensive income in relation to the change in fair value of forward contracts.

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

1.	Basis of Presentation

Liggett Group LLC (“Liggett” or the “Company”) is a wholly-owned subsidiary of VGR Holding LLC (“VGR”), all of whose membership interests are owned by Vector Group Ltd. (“Vector” or “Parent”). Liggett is principally engaged in the manufacture and sale of discount cigarettes in the United States. Certain management and administrative functions are performed by affiliates (Note 10).

Liggett Vector Brands LLC, a company related through common ownership, coordinates and executes the sales, marketing, administration and manufacturing efforts along with certain support functions for all of Vector’s tobacco operations. In conjunction with the duties performed at Liggett Vector Brands, a portion of its sales, marketing, manufacturing, distribution, and administrative expenses have been allocated to Liggett.

Management believes the assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial statements included herein may not necessarily reflect the Company’s results of operations, financial position, member's investment and cash flows in the future or what its results of operations, financial position, member's investment and cash flows would have been had the Company been a standalone company during the periods presented. All significant intercompany accounts and transactions have been eliminated in consolidation.

Vector and VGR are holding companies and, as a result, do not have any operating activities that generate revenues or cash flows. Accordingly, Vector relies on distributions from VGR and its other subsidiaries and investments and VGR relies on distributions from its other subsidiaries, including Liggett, in order to fund its operations and meet its obligations. Vector has certain debt outstanding which requires interest and principal payments over the terms of such debt. Interest and principal to service the debt is expected to be funded by Vector’s cash and cash equivalents, investments, the operations of Vector’s subsidiaries, including Liggett, and proceeds, if any, from Vector’s future financings. During 2011, 2010 and 2009, Liggett made distributions of $64,400, $151,950, and $58,600, respectively, to VGR.

11% Senior Secured Notes due 2015 — Vector

Vector has $415,000 of principal outstanding on its 11% Senior Secured Notes due 2015 (the “Senior Secured Notes”). The Senior Secured Notes were sold in August 2007 ($165,000), September 2009 ($85,000), April 2010 ($75,000) and December 2010 ($90,000) in private offerings to qualified institutional investors in accordance with Rule 144A of the Securities Act of 1933.

In May 2008 and June 2010, Vector completed offers to exchange the Senior Secured Notes then outstanding for an equal amount of newly issued 11% Senior Secured Notes due 2015. The new Senior Secured Notes have substantially the same terms as the original Senior Secured Notes, except that the new Senior Secured Notes have been registered under the Securities Act. In May 2011, Vector completed an exchange offer to exchange the Senior Secured Notes issued in December 2010 for an equal amount of newly issued 11% Senior Secured Notes due 2015. The new Senior Secured Notes have substantially the same terms as the original Senior Secured Notes, except that the new Senior Secured Notes have been registered under the Securities Act. Liggett’s member's stock has been pledged as collateral for the guarantee of the new Senior Secured Notes.

The new Senior Secured Notes are guaranteed subject to certain customary automatic release provisions on a joint and several basis by all of the 100% owned domestic subsidiaries of Vector that are engaged in the conduct of Vector’s cigarette businesses, including Liggett. Liggett’s consolidated balance sheets, statements of operations and statements of member's investment as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, do not reflect any amounts related to these notes as the debt is not acquisition related.

Liggett’s cash flows from operations may be utilized to fund the interest and debt obligation of the new Senior Secured Notes via distributions by Liggett to VGR to Vector.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

Additional Parent Company Notes

As of December 31, 2011, Vector has debt with a net amount of approximately $80,842 (face amount $256,530) in addition to the new Senior Secured Notes previously discussed. This $80,842 is not reflected in Liggett’s consolidated financial statements as these obligations are not collateralized by Liggett's assets nor has Liggett guaranteed these obligations. It is anticipated that the majority of the payments on this $80,842 will be funded by Liggett’s operations. The holders of debt with a face amount of $99,000 have the option to put all of their remaining senior convertible notes on June 15, 2012.

In addition to the new Senior Secured Notes, the Company may have to fund certain deferred income tax liabilities of Vector (Note 6).

General Corporate Expenses

General corporate expense allocations represent costs related to corporate functions such as executive oversight, risk management, information technology, accounting, legal, investor relations, human resources, tax, other services and employee benefits and incentives Vector provides to the Company. The allocations are based on a reasonable estimation of Vector’s overhead expenses based on the relative specific identification and the relative percentage of the Company’s revenues and headcount to Vector’s total cost. All of these allocations are reflected in management fees paid to Vector in the Company’s consolidated statements of operations of $8,336, $8,020 and $7,723 in 2011, 2010 and 2009, respectively.

The Company and Vector considered these general corporate expense allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company. Actual costs which may have been incurred if the Company had been a standalone company in 2011, 2010 and 2009 would depend on a number of factors, including how the Company chose to organize itself, what if any functions were outsourced or performed by Company employees and strategic decisions made in areas such as information technology systems and infrastructure. However, the Company currently does not believe the difference between the cost allocations from Vector and the costs the Company would have incurred on a standalone basis would have a material impact on the Company’s statements of operations, balance sheets or statements of cash flows for 2011, 2010 and 2009.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Liggett and its wholly-owned subsidiaries, Eve Holdings Inc., 100 Maple LLC ("Maple") and Liggett & Myers Holdings Inc. All significant intercompany balances and transactions have been eliminated.

Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Significant estimates subject to material changes in the near term include impairment charges, inventory valuation, deferred tax assets, allowance for doubtful accounts, promotional accruals, sales returns and allowances, actuarial assumptions of pension and postretirement plans, settlement accruals including Master Settlement Agreement (“MSA”) liabilities, and litigation and defense costs. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash includes cash on hand, cash on deposit in banks and cash equivalents, comprised of short-term investments which have an original maturity of 90 days or less. Interest on short-term investments is recognized when earned. The carrying value of cash and cash equivalents, restricted assets and short-term loans approximate their fair value. The Company places its cash and cash equivalents with large commercial banks. The Federal

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

Deposit Insurance Corporation (“FDIC”) and Securities Investor Protection Corporation (“SIPC”) insure these balances, up to $250 and $500, respectively. From December 31, 2010 to December 31, 2012, the FDIC is fully insuring all noninterest-bearing transaction accounts regardless of balance. The carrying amount of bank deposits, including amounts classified as cash and cash equivalents, were approximately $10 and $5 at December 31, 2011 and 2010, respectively. All bank deposits at December 31, 2011 and December 31, 2010 are insured by the FDIC.

Accounts Receivable

Accounts receivable-trade are recorded at their net realizable value. The allowance for doubtful accounts and terms discounts was $865 and $230 at December 31, 2011 and 2010, respectively. In 2011, Liggett increased the payment terms on certain brands for qualifying customers from net zero to net seven days. This increased the receivables by approximately $7,000 in 2011 from 2010. The remaining increase of approximately $15,600 relates to the timing of shipments in 2011 versus 2010.

Inventories

Tobacco inventories are stated at the lower of cost or market with cost determined using the last-in, first-out ("LIFO") method. Although portions of leaf tobacco inventories may not be used or sold within one year because of the time required for aging, they are included in current assets, which is common practice in the cigarette industry. It is not practicable to determine the amount that will not be used or sold within one year.

The Company estimates an inventory reserve for excess quantities and obsolete items based on specific identification and historical write-offs, taking into account future demand and market conditions.

Restricted Assets

Restricted assets of $1,233 and $2,069 at December 31, 2011 and 2010 , respectively, were classified as current assets. This balance consisted of legal bonds posted in connection with ongoing litigation. Long-term restricted assets of $7,327 at December 31, 2011 consisted of $4,216 in deposits associated with financed equipment and $3,111 of legal bonds posted in connection with ongoing litigation. Long-term restricted assets of $5,883 at December 31, 2010 consisted entirely of deposits associated with financed equipment.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets which are 20 years for buildings and four to ten years for machinery and equipment.

Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized. The cost and related accumulated depreciation of property, plant and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in operations.

The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be recoverable. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of property, plant and equipment against their related future undiscounted cash flows. If the carrying value is greater than such cash flows, then impairment is deemed to exist. The amount of any impairment is determined by comparing the long-lived asset’s carrying value against its fair value, which is determined using discounted future cash flows.

Other Assets

Included in other current assets are point-of-sale materials of $408 and $381 as of December 31, 2011 and 2010, respectively. The remaining balances in other assets of $722 and $903 at December 31, 2011 and 2010, respectively, relate to prepaid expenses and deposits.

Other non-current assets include spare parts for property, plant and equipment of $5,207 and $5,057, net of reserves of

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

$1,295 and $1,236, as of December 31, 2011 and 2010, respectively.

Deferred financing charges of $8 and $56 as of December 31, 2011 and 2010, respectively, relate to the Company’s debt agreement with Wells Fargo and have been recorded as other assets. The Company recognized amortization expense of $48 in each of 2011, 2010, and 2009 related to deferred finance charges

The remaining balances of $8,515 and $8,346 at December 31, 2011 and 2010, respectively, relate primarily to other receivables, and prepaids.

Revenue Recognition

Revenues are recognized upon the shipment of finished goods when title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, the sale price is determinable and collectibility is reasonably assured. The Company provides an allowance for expected sales returns, net of any related inventory cost recoveries (i.e. federal excise taxes). Certain sales incentives, including buydowns, are classified as reductions of revenues. The Company includes federal excise taxes in revenues and cost of goods sold.

In 2011, the Company revised its previously reported revenue and costs of goods sold for 2010 due to an error in the recognition of related party revenue and associated costs of goods sold under the manufacturing with Vector Tobacco. Amounts related to the prior period are not considered material to the financial statements taken as a whole, but were revised for purposes of comparability. Such amounts for the year ended December 31, 2010 resulted in an understatement of revenue and cost of cost of goods sold of $66.9 million with no impact on net income, cash flows or member's investment. (See Note 10).

Since the Company’s line of business is tobacco, the Company’s financial position and its results of operations and cash flows have been and could continue to be materially adversely affected by significant unit sales volume declines, litigation and defense costs, increased tobacco costs or reductions in the selling price of cigarettes in the near term.

Shipping and Handling Fees and Costs

Shipping and handling fees related to sales transactions are not billed to customers nor recorded as revenues. Shipping and handling costs of $5,207, $4,784 and $3,487 for 2011, 2010 and 2009, respectively, are recorded in operating, selling, administrative and general expenses.

Advertising Costs

Advertising and related agency costs are expensed as incurred and were $3,135, $2,966 and $3,145 for the years ended December 31, 2011, 2010 and 2009, respectively. These costs are recorded as operating, selling, administrative and general expenses.

Quality Control Research Costs

Quality control and research and development and costs are expensed as incurred, and were $1,012, $1,058 and $981 within operating, selling, administrative and general expenses for the years ended December 31, 2011, 2010 and 2009, respectively.

Stock-Based Compensation

The Company, through an affiliate, accounts for stock compensation plans by measuring compensation cost for stock-based payments at fair value. (Note 12).

Employee Benefits

The cost of providing retiree pension benefits, health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group. The funded status of each defined benefit pension plan, retiree

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

health care and other postretirement benefit plans and postemployment benefit plans is recognized on the balance sheet. The measurement date for determining the funded status of the plans is December 31. See Note 5.
Income Taxes

The Company follows authoritative guidance for accounting for uncertainty in income taxes which requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement. The guidance requires that a liability created for unrecognized deferred tax benefits shall be presented as a liability and not combined with deferred tax liabilities or assets.

The Company accounts for income taxes under the liability method and records deferred taxes for the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A valuation allowance reduces deferred tax assets when it is deemed more likely than not that some portion or all of the deferred tax assets will not be realized. A current tax provision is recorded for income taxes currently payable.

Liggett’s federal income tax provision and related deferred income tax amounts are determined as if the Company filed tax returns on a standalone basis. The Company and its subsidiaries are included in the consolidated federal tax return with Vector and its other U.S. subsidiaries. (Note 6).

Contingencies

The Company records product liability legal expenses and other litigation costs as operating, selling, administrative and general expenses as those costs are incurred. As discussed in Note 9, legal proceedings covering a wide range of matters are pending or threatened in various jurisdictions against Liggett.

The Company records provisions in its consolidated financial statements for pending litigation when it is determined that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except as disclosed in Note 9, (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; or (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome of any of the pending tobacco-related cases; and (iii) therefore, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Legal defense costs are expensed as incurred.
Adverse verdicts have been entered against Liggett and other industry defendants in Engle progeny cases brought in Florida state court, and several of these verdicts have been affirmed on appeal. At December 31, 2011, Liggett is a defendant in 3,000 state court Engle progeny cases. Through December 31, 2011, 55 state court cases have been tried against the industry, with plaintiffs' verdicts in 36 cases and defense verdicts in 19 cases. Other cases have either been dismissed by the court on summary judgment or a mistrial was declared. Since Engle progeny trials started in 2009, an average of approximately 20 cases per year have been tried. Based on the current rate of trials per year, it would require decades to resolve the remaining state court Engle progeny cases. To date, an adverse verdict has been entered against Liggett in six of the cases tried (exclusive of the Lukacs case, discussed in Note 12). Other than the Lukacs case, the verdicts against Liggett have ranged from $1 to $3,008. In one of these cases, the verdict included punitive damages in the amount of $1,000. Except as discussed in Note 9 with respect to the six cases where an adverse verdict was rendered against Liggett, management is unable to estimate the possible loss or range of loss from remaining Engle progeny cases as there are currently multiple defendants in each case and discovery has not occurred or is limited. As a result, the Company lacks information about whether plaintiffs are in fact Engle class members (non-class members' claims are generally time-barred), the relevant smoking history, the nature of the alleged injury and the availability of various defenses, among other things. Further, plaintiffs typically do not specify their demand for damages. The Company believes that the process under which Engle progeny cases are tried is unconstitutional and continues to pursue its appellate rights. Litigation is subject to many uncertainties, and it is possible that the Company's consolidated financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any such tobacco-related litigation.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

Distributions and Dividends on Common Stock

The Company records distributions on its members' investment as dividends in its consolidated statement of member’s investment to the extent of retained earnings. Any amounts exceeding retained earnings are recorded as a reduction to contributed capital.

Comprehensive Income
The Company early adopted authoritative guidance on Comprehensive Income. This guidance requires entities to present components of net income and other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. The Company elected to present items of net income and other comprehensive income in two separate, but consecutive, statements. The items are presented before related tax effects with detailed amounts shown for the income tax expense or benefit related to each component of other comprehensive income.

Other comprehensive income is a component of member’s investment and relates to pension related adjustments and the change in the estimated fair value of forward contracts. The Company’s comprehensive income was $79,992, $69,733, and $96,926 for the years ended December 31, 2011, 2010 and 2009, respectively.

The components of accumulated other comprehensive loss, net of taxes, were as follows at December 31:

	2011	2010
Forward contract adjustment, net of taxes of $114 and $139, respectively	$(166)	$(204)
Pension-related amounts, net of taxes of $14,224 and $9,518, respectively	(23,421)	(16,206)
Accumulated other comprehensive loss	$(23,587)	$(16,410)

This forward contract relates to a prior contract no longer open at December 31, 2011 and 2010. It is being amortized over the life of the machinery and equipment originally associated with the contract.

Fair Value of Financial Instruments

The carrying amount of borrowings outstanding under the variable rate revolving credit facility and other long-term debt is a reasonable estimate of fair value, based upon estimated current borrowing rates for loans with similar terms and maturities. The estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$10	$10	$5	$5
Restricted assets	8,560	8,560	7,952	7,952
Financial liabilities
Long-term debt	$48,416	$48,416	$60,962	$60,962

New Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board ("FASB") issued authoritative guidance intended to improve disclosure about fair value measurements. The guidance requires entities to disclose significant transfers in and out of fair value hierarchy levels and the reasons for the transfers and to present information about purchases, sales, issuances, and settlements separately in the reconciliation of fair value measurements using significant unobservable inputs (Level

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

3). Additionally, the guidance clarifies that a reporting entity should provide fair value measurements for each class of assets and liabilities and disclose the inputs and valuation techniques used for fair value measurements using significant other observable inputs (Level 2) and significant unobservable inputs (Level 3). This guidance is effective for interim and annual periods beginning after December 15, 2009 except for the disclosure about purchases, sales, issuances and settlements in the Level 3 reconciliation, which was effective for interim and annual periods beginning after December 15, 2010. As this guidance provides only disclosure requirements, the adoption of this guidance did not impact the Company's consolidated financial statements.

In May 2011, the FASB issued amendments to disclosure requirements for common fair value measurement. These amendments, effective for the interim and annual periods beginning on or after December 15, 2011 (early adoption is prohibited), result in common definition of fair value and common requirements for measurement of and disclosure requirements between U.S. GAAP and International Financial Reporting Standards ("IFRS"). Consequently, the amendments change some fair value measurement principles and disclosure requirements. The implementation of this amended accounting guidance did not have a material impact on the Company's consolidated financial position and results of operations.

In June 2011, the FASB issued authoritative guidance that will be included in ASC Topic 220, “Comprehensive Income”. This guidance eliminates the option to report other comprehensive income and its components in the statement of changes in equity. Companies can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. The company elected to early adopt the guidance and added the Statement of Comprehensive Income to the 2011 consolidated financial statements.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables.

Liggett’s customers are primarily candy and tobacco distributors, the military and large grocery, drug and convenience store chains. One customer accounted for 17%, 17% and 18% of Liggett’s revenues in 2011, 2010 and 2009, respectively. Concentrations of credit risk with respect to trade receivables are generally limited due to the large number of customers, located primarily throughout the United States. Liggett's largest single customer receivable represented approximately 53% and 34% of net accounts receivable at December 31, 2011 and 2010, respectively. Ongoing credit evaluations of customers’ financial condition are performed and, generally, no security is required. Liggett maintains reserves for potential credit losses and such losses, in the aggregate, have generally not exceeded management’s expectations.

Subsequent Events

In January 2012, the Company refinanced $4,452 of debt related to equipment purchased in 2010. The refinanced debt had a weighted average interest rate of 5.89% and an average remaining term of 43 months. The new debt carries an interest rate of 5.96% and a term of 36 months.

In February 2012, Liggett renewed its $50 million credit facility with Wells Fargo N.A. through February 2015. The facility automatically renews each year unless terminated by Liggett upon 30 days notice.

The Company has evaluated events that occurred subsequent to December 31, 2011 through the financial statement issue date of February 23, 2012 and determined there were no other recordable or reportable subsequent events.

3.	Inventories

Inventories consist of the following at December 31:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

	2011	2010
Leaf tobacco	$65,411	$54,479
Other raw materials	3,832	4,074
Work-in-process	688	2,067
Finished goods	60,613	62,375
Inventories at current cost	130,544	122,995
LIFO adjustment	(25,222)	(21,280)
Inventories, net	$105,322	$101,715
The Company has a leaf inventory management program whereby, among other things, it is committed to purchase certain quantities of leaf tobacco. The purchase commitments are for quantities not in excess of anticipated needs and are at prices, including carrying costs, established at the date of the commitment. Liggett had leaf tobacco purchase commitments of approximately $28,366 at December 31, 2011. During 2007, the Company entered into a single source supply agreement for fire safe cigarette paper through 2012.
The Company capitalizes the incremental prepaid cost of the MSA in ending inventory. Each year the Liggett capitalizes in inventory that portion of its MSA liability related to units shipped to the public warehouses but not sold. The amount of capitalized MSA cost in finished goods inventory was $12,574 and $14,627 at December 31, 2011 and 2010, respectively.

4.	Property, Plant and Equipment

Property, plant and equipment consists of the following at December 31:

	2011	2010
Land and land improvements	$1,418	$1,418
Buildings	14,557	13,722
Machinery and equipment	106,822	100,517
Property, plant and equipment	122,797	115,657
Less accumulated depreciation	(68,797)	(62,944)
Property, plant and equipment, net	$54,000	$52,713

Depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $8,468, $7,377, and $7,122, respectively. Future machinery and equipment purchase commitments were $3,042 at December 31, 2011.

5.	Employee Benefits Plans

Defined Benefit Plans

Liggett sponsors three defined benefit pension plans (two qualified and one non-qualified) covering virtually all individuals who were employed by Liggett on a full-time basis prior to 1994. Future accruals of benefits under these three defined benefit plans were frozen between 1993 and 1995. These benefit plans provide pension benefits for eligible employees based primarily on their compensation and length of service. Contributions are made to the two qualified pension plans in amounts necessary to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. The plans’ assets and benefit obligations were measured at December 31, 2011 and 2010.

During 2011, 2010 and 2009, Vector sponsored the Supplemental Retirement Plan ("SERP") where Vector will pay supplemental retirement benefits to certain key employees, including certain executive officers of Liggett. In January 2006, Vector amended and restated its SERP (the "Amended SERP"), effective January 1, 2005. The amendments to the plan were intended, among other things, to cause the plan to meet applicable requirements of Section 409A of theInternal Revenue Code. The Amended SERP is intended to be unfunded for tax purposes, and payments under the Amended

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

SERP will be made out of Vector's general assets. Under the Amended SERP, the benefit payable to a participant at his normal retirement date is a lump sum amount which is the actuarial equivalent of a predetermined annual retirement benefit set by Vector's board of directors. Normal retirement date is defined as January 1 following the attainment by the participant of the latter of age 60 or the completion of eight years of employment following January 1, 2002 with Vector or a subsidiary.

At December 31, 2011, the aggregate lump sum equivalents of the annual retirement benefits payable under the Amended SERP to senior officers at normal retirement dates occurring during 2013 is $2,038 and during 2014 is $4,607. In the case of a participant who becomes disabled prior to his normal retirement date of whose service is terminated without cause, the participant's benefit consists of a pro-rata portion of the full projected retirement benefit to which he would have been entitled had he remained employed through his normal retirement date, as actuarially discounted back to the date of payment. A participant who dies while working for Vector or a subsidiary (and before becoming disabled or attaining his normal retirement date) will be paid an actuarially discounted equivalent of his projected retirement benefit; conversely, a participant who retires beyond his normal retirement date will receive an actuarially increased equivalent of his projected retirement benefit.

Postretirement Medical and Life Plans

The Company provides certain postretirement medical and life insurance benefits to certain employees. Substantially all manufacturing employees as of December 31, 2011 are eligible for postretirement medical benefits if they reach retirement age while working for Liggett or certain affiliates. Retirees are required to fund 100% of participant medical premiums and, pursuant to union contracts, Liggett reimburses approximately 334 hourly retirees, who retired prior to 1991, for Medicare Part B premiums. In addition, an affiliate provides life insurance benefits to approximately 200 active employees and 458 retirees who reach retirement age and are eligible to receive benefits under one of the Company’s defined benefit pension plans. The Company’s postretirement liabilities are comprised of Medicare Part B and life insurance premiums.

Computation of Defined Benefit and Postretirement Benefit Plan Liabilities

The funded status of each defined benefit pension plan, retiree health care and other postretirement benefit and postemployment benefit plan is recognized on the Company’s consolidated balance sheet. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. Unrecognized prior service costs or credit and net actuarial gains or losses, as well as subsequent changes in the funded status are recognized as a component of accumulated comprehensive income (loss) in the Company’s consolidated statement of member’s investment.

The following provides a reconciliation of benefit obligations, plan assets and the funded status of the pension plans and other postretirement benefits:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

			Other
	Pension Benefits		Postretirement Benefits
	2011	2010	2011	2010
Change in benefit obligation
Benefit obligation at January 1	$(126,505)	$(127,600)	$(9,850)	$(9,405)
Service cost	(847)	(825)	(13)	(13)
Interest cost	(6,301)	(6,951)	(500)	(521)
Benefits paid (including expenses)	11,878	12,265	540	574
Actuarial gain (loss)	(4,520)	(3,394)	194	(485)
Benefit obligation at December 31	$(126,295)	$(126,505)	$(9,629)	$(9,850)
Change in plan assets
Fair value of plan assets at January 1	$132,994	$125,167	$—	$—
Actual return on plan assets	536	19,731	—	—
Contributions	361	361	540	574
Benefits paid (including expenses)	(11,878)	(12,265)	(540)	(574)
Fair value of plan assets at December 31	$122,013	$132,994	$—	$—
Funded status at December 31	$(4,283)	$6,489	$(9,629)	$(9,850)
Amounts recognized in the balance sheet:
Prepaid pension cost	$10,047	$13,935	$—	$—
Other accrued expenses	(344)	(352)	(656)	(665)
Non-current employee benefit liabilities	(13,986)	(7,094)	(8,973)	(9,185)
Net amounts recognized	$(4,283)	$6,489	$(9,629)	$(9,850)

	Pension Benefits						Other Postretirement Benefits
	2011		2010		2009		2011	2010	2009
Service cost — benefits earned during the period	$847	*	$825	*	$838	*	$13	$13	$15
Interest cost on projected benefit obligation	6,301		6,951		7,895		500	521	567
Expected return on assets	(8,834)		(8,271)		(7,817)		—	—	—
Amortization of net loss (gain)	789		1,358		2,136		(88)	(130)	(163)
Net (income) expense	$(897)		$863		$3,052		$425	$404	$419

*	$500, $500 and $350 of this service cost amount represents the expected administrative expenses of the salaried and hourly pension plans in 2011, 2010 and 2009, respectively.

The following table summarizes amounts in accumulated other comprehensive income (loss) that are expected to be recognized as components of net periodic benefit cost (credit) for the year ending December 31, 2012.

	Defined Benefit Pension Plans	Post - Retirement Plans	Total
Actuarial loss (gain)	$1,584	$(121)	$1,463

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

As of December 31, 2011, current year accumulated other comprehensive income (loss), before income taxes, consist of the following:

	Defined Benefit Pension Plans	Post- Retirement Benefits	Total
Prior year accumulated other comprehensive income (loss)	$(26,112)	$388	$(25,724)
Amortization of gain (loss)	789	(88)	701
Net gain (loss) arising during the year	(12,818)	195	(12,623)
Current year accumulated other comprehensive income (loss)	$(38,141)	$495	$(37,646)

As of December 31, 2011, there was $37,646 of items not yet recognized as a component of net periodic pension costs, which consisted of future pension costs of $38,141 associated with the amortization of net losses.

As of December 31, 2011, there was $495 of items not yet recognized as a component of net periodic postretirement benefit, which consisted of future benefits associated with the amortization of net gains.

As of December 31, 2010, current year accumulated other comprehensive income (loss), before income taxes, consist of the following:

	Defined Benefit Pension Plans	Post- Retirement Benefits	Total
Prior year accumulated other comprehensive income (loss)	$(35,536)	$1,003	$(34,533)
Amortization of gain (loss)	1,358	(130)	1,228
Net gain (loss) arising during the year	8,066	(485)	7,581
Current year accumulated other comprehensive income (loss)	$(26,112)	$388	$(25,724)

As of December 31, 2010, there was $25,724 of items not yet recognized as a component of net periodic pension costs, which consisted of future pension costs of $26,112 associated with the amortization of net losses.

As of December 31, 2010, there was $388 of items not yet recognized as a component of net periodic postretirement benefit, which consisted of future benefits associated with the amortization of net gains.

As of December 31, 2011, three of the Company’s four defined benefit plans experienced accumulated benefit obligations in excess of plan assets, for which the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $100,970, $39,042 and $61,928, respectively. As of December 31, 2010, two of the Company’s four defined benefit plans experienced accumulated benefit obligations in excess of plan assets, for which the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $29,973, $29,973 and $0, respectively.

	Pension Benefits			Other Postretirement Benefits
	2011	2010	2009	2011	2010	2009
Weighted average assumptions:
Discount rates — benefit obligation	3.75% - 4.75%	5.25%	5.75%	5.00%	5.25%	5.75%
Discount rates — service cost	5.25%	5.75%	6.75%	5.25%	5.75%	6.75%
Assumed rates of return on invested assets	7.00%	7.00%	7.50%	—	—	—
Salary increase assumptions	N/A	N/A	N/A	3.00%	3.00%	3.00%

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

Discount rates were determined by a quantitative analysis examining the prevailing prices of high quality bonds to determine an appropriate discount rate for measuring obligations. The aforementioned analysis analyzes the cash flow from each of the Company’s two qualified defined benefit plans as well as a separate analysis of the cash flows from the postretirement medical and life insurance plans sponsored by the Company. The aforementioned analyses then construct a hypothetical bond portfolio whose cash flow from coupons and maturities match the year-by-year, projected benefit cash flow from the respective pension or retiree health plans. The Company uses the lower discount rate derived from the two independent analyses in the computation of the benefit obligation and service cost for each respective retirement liability.

The Company considers input from its external advisors and historical returns in developing its expected rate of return on plan assets. The expected long-term rate of return is the weighted average of the target asset allocation of each individual asset class. The Company’s actual 10-year annual rate of return on its pension plan assets was 5.2%, 4.8%, and 3.0% for the years ended December 31, 2011, 2010 and 2009, respectively, and the Company’s actual five-year annual rate of return on its pension plan assets was 2.9%, 5.7%, and 3.5% for the years ended December 31, 2011, 2010 and 2009, respectively.

Gains and losses result from changes in actuarial assumptions and from differences between assumed and actual experience, including, among other items, changes in discount rates and changes in actual returns on plan assets as compared to assumed returns. These gains and losses are only amortized to the extent that they exceed 10% of the greater of Projected Benefit Obligation and the fair value of assets. For the year ended December 31, 2011, Liggett used a 15.77 year period for its Hourly Plan and a 17.24 year period for its Salaried Plan to amortize pension fund gains and losses on a straight line basis. Such amounts are reflected in the pension expense calculation beginning the year after the gains or losses occur. The amortization of deferred losses negatively impacts pension expense in the future.

Plan assets are invested employing multiple investment management firms. Managers within each asset class cover a range of investment styles and focus primarily on issue selection as a means to add value. Risk is controlled through a diversification among asset classes, managers, styles and securities. Risk is further controlled both at the manager and asset class level by assigning excess return and tracking error targets. Investment managers are monitored to evaluate performance against these benchmark indices and targets.

Allowable investment types include equity, investment grade fixed income, high yield fixed income, hedge funds and short term investments. The equity fund is comprised of common stocks and mutual funds of large, medium and small companies, which are predominantly U.S. based. The investment grade fixed income fund includes managed funds investing in fixed income securities issued or guaranteed by the U.S. government, or by its respective agencies, mortgage backed securities, including collateralized mortgage obligations, and corporate debt obligations. The high yield fixed income fund includes a fund which invests in non-investment grade corporate debt securities. The hedge funds invest in both equity, including common and preferred stock, and debt obligations, including convertible debentures, of private and public companies. The Company generally utilizes its short term investments, including interest-bearing cash, to pay benefits and to deploy in special situations.

In 2008, the Liggett Employee Benefits Committee temporarily suspended its target asset allocation percentages due to the volatility in the financial markets. Even though such allocation percentages were suspended, investment manager performance versus their respective benchmarks was still monitored on a regular basis. Effective January 1, 2011, the Liggett Employee Benefits Committee reinstated its target assets allocation to equal 50.0% equity investments, 27.5% investment grade fixed income, 7.5% high yield fixed income, 10.0% alternative investments (including hedge funds and private equity funds) and 5.0% short-term investments, with a rebalancing range of approximately plus or minus 5% around the target asset allocations.

Liggett’s defined benefit retirement plan allocations at December 31, 2011 and 2010, by asset category, were as follows:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

	Plan Assets At December 31,
	2011	2010
Asset category
Equity securities	50%	51%
Investment grade fixed income securities	30%	26%
High yield fixed income securities	9%	4%
Alternative investments	9%	9%
Short-term investments	2%	10%
	100%	100%

The defined benefit plans' recurring financial assets and liabilities subject to fair value measurements and the necessary disclosures are as follows:

	Fair Value Measurements as of December 31, 2011
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Insurance contracts	$2,047	$—	$2,047	$—
Amounts in individually managed investment accounts:
Cash	2,401	2,401	—	—
U.S. equity securities	46,630	46,630	—	—
Common collective trusts	59,954	—	48,350	11,604
Investment partnership	10,978	—	—	10,978
Total	$122,010	$49,031	$50,397	$22,582

	Fair Value Measurements as of December 31, 2010
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Insurance contracts	$2,359	$—	$2,359	$—
Amounts in individually managed investment accounts:
Cash	14,108	14,108	—	—
U.S. equity securities	53,916	53,916	—	—
Common collective trusts	50,631	—	45,722	4,909
Investment partnership	11,996	—	—	11,996
Total	$133,010	$68,024	$48,081	$16,905

The fair value determination disclosed above of assets as Level 3, under the fair value hierarchy, was determined based on unobservable inputs and were based on company assumptions, and information obtained from the investments based on the indicated market values of the underlying assets of the investment portfolio.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

The changes in the fair value of these Level 3 investments as of December 31, 2011 and 2010 were as follows:

	2011	2010
Prior year balance	$16,905	$11,640
Distributions	(517)	(1,107)
Contributions	6,237	4,000
Unrealized gain on long-term investments	(1,810)	2,113
Realized gain on long-term investments	1,767	259
Balance as of December 31	$22,582	$16,905

For 2011 measurement purposes, annual increases in Medicare Part B trends were assumed to equal rates between 3.66% and 6.87% between 2012 and 2020 and 4.5% after 2020. For 2010 measurement purposes, annual increases in Medicare Part B trends were assumed to equal rates between (5.25)% and 6.8% between 2011 and 2019 and 4.5% after 2019.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$7	$(6)
Effect on benefit obligation	$135	$(124)

To comply with ERISA’s minimum funding requirements, the Company currently anticipates that it will be required to make contributions of $2,012 for the pension plan year beginning on January 1, 2012 and ending on December 31, 2012. Any additional funding obligation that the Company may have for subsequent years is contingent on several factors and is not reasonably estimable at this time.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

Estimated future pension and postretirement medical benefits payments are as follows:

	Pension	Postretirement Medical
2012	$11,625	$656
2013	13,264	656
2014	15,351	659
2015	10,397	662
2016	9,966	664
2017 — 2021	43,978	3,369

Profit Sharing Plans

Liggett Vector Brands maintains 401(k) plans for substantially all employees which allow eligible employees to invest a percentage of their pre-tax compensation. Liggett Vector Brands is obligated to match a certain portion of employee contributions to the 401(k) plans. Accordingly, Liggett Vector Brands allocated to Liggett contribution expenses of $1,053, $1,032, and $979 for the years ended December 31, 2011, 2010 and 2009, respectively.

6.	Income Taxes

The operations of Liggett and its affiliates are included in the consolidated federal income tax return of its indirect parent, Vector. Pursuant to a tax allocation agreement amended in 1999, the amounts provided for as currently payable for federal income taxes are based on the Company’s pre-tax income for financial reporting purposes. The Company expenses and pays Vector their portion of the consolidated income tax expense in accordance with the tax allocation agreement.

The amounts provided for income taxes are as follows:

	2011	2010	2009
Current
Federal	$41,116	$33,650	$43,160
State	9,927	8,725	19,235
	$51,043	$42,375	$62,395
Deferred
Federal	$—	$—	$—
State	(1,118)	(1,272)	(9,752)
	$(1,118)	$(1,272)	$(9,752)
Total tax provision	$49,925	$41,103	$52,643

Historically, Liggett has paid Vector for its tax liabilities. While these payments have been made to the Parent they may not have been formally remitted to the Internal Revenue Service and may still represent a liability at the Vector level.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows as of December 31:

	2011		2010
	Deferred Tax		Deferred Tax
	Asset	Liability	Asset	Liability
Sales and product allowances	$307	$—	$286	$—
Inventories	127	2,095	93	2,275
Property, plant and equipment	—	2,315	—	1,659
Employee benefit plan accruals	1,004	—	556	—
Tobacco litigation settlements	5,081	—	3,298	—
Forward contracts	20	—	—	—
Total deferred tax	$6,539	$4,410	$4,233	$3,934

Differences between the amounts provided for income taxes and amounts computed at the federal statutory tax rates are summarized as follows for the years ended December 31:

	2011	2010	2009
Income before income taxes	$137,094	$105,497	$142,057

Federal income tax at statutory rate	$47,982	$36,924	$49,720
State income taxes, net of federal taxes	5,725	4,844	6,164
Impact of domestic production deduction	(4,162)	(668)	(825)
Impact of other non-taxable differences and IRS audit settlement	380	3	(2,416)
Income tax expense	$49,925	$41,103	$52,643

In 1998 Liggett contributed three of its premium cigarette brands to Trademarks LLC, a newly-formed limited liability company. In such transaction, Philip Morris USA acquired an option to purchase the remaining interest in Trademarks for a 90-day period commencing in December 2008. Philip Morris exercised its option to purchase the remaining interest in Trademarks on February 19, 2009. Vector paid approximately $75,500 in taxes on this transaction in 2009.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

The following table summarizes the activity related to the unrecognized tax benefits:

Balance at January 1, 2009	$2,703
Additions based on tax positions related to current year	—
Additions based on tax positions related to prior years	378
Reductions based on tax positions related to prior years	(550)
Settlements	(419)
Expirations of the statute of limitations	(1,833)
Balance at December 31, 2009	279
Additions based on tax positions related to current year	—
Additions based on tax positions related to prior years	54
Reductions based on tax positions related to prior years	(157)
Settlements	(80)
Balance at December 31, 2010	96
Additions based on tax positions related to current year	—
Additions based on tax positions related to prior years	7
Reductions based on tax positions related to prior years	—
Settlements	—
Balance at December 31, 2011	$103

In the event the unrecognized tax benefits of $103 and $96, at December 31, 2011 and 2010, respectively, were recognized, such recognition would impact the annual effective tax rate. The Company classifies all tax-related interest and penalties as income tax expense.

The Company believes it is reasonably possible that none of the currently unrecognized tax benefits will be recognized over the next 12 months, pertaining primarily to expiration of statutes of limitations of positions reported on federal, state and local income tax returns. The Company files federal, state and local income tax returns in jurisdictions with varying statutes of limitations.

In 2009, the Internal Revenue Service concluded an audit of Vector's income tax return for the year ended December 31, 2005. There was no impact on the Company's consolidated financial statements as a result of the audit. The Internal Revenue Service is auditing Vector's 2008 tax year. The Company believes it has adequately reserved for any potential adjustments that may arise as a result of the audit.

7.	Long-Term Debt

Long-term debt consists of the following:

	2011	2010
Borrowings under revolving credit facility	$21,472	$35,710
Term loan under revolving credit facility	5,689	6,222
Equipment loans	21,255	19,030
	48,416	60,962
Less current maturities	(34,503)	(40,077)
Amount due after one year	$13,913	$20,885

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

The following table sets forth the future principal payment obligations:

Year Ending December 31,
2012	$34,503
2013	5,214
2014	4,613
2015	3,358
2016	728
Thereafter	—
$48,416

Revolving Credit Facility

The Company has a $50,000 credit facility with Wells Fargo, N.A. (“Wells”) under which $21,472 was outstanding at December 31, 2011. Availability as determined under the credit facility was $14,533 based on eligible collateral at December 31, 2011. The credit facility is collateralized by all inventories and receivables of the Company and a mortgage on the Company’s real property. The credit facility requires the Company’s compliance with certain financial and other covenants including a restriction on the Company’s ability to pay cash dividends unless the Company’s borrowing availability, as defined, under the credit facility for the 30-day period prior to the payment of the dividend, and after giving effect to the dividend, is at least $5,000 and no event of default has occurred under the agreement, including the Company’s compliance with the covenants in the credit facility.

The term of the Wells credit facility expires on March 8, 2012, subject to automatic renewal for additional one-year periods unless a notice of termination is given by Wells or the Company at least 60 days prior to such date or the anniversary of such date. Prime rate loans under the credit facility bear interest at a rate equal to the prime rate of Wells with Eurodollar rate loans bearing interest at a rate of 2.0% above Wells' adjusted Eurodollar rate. The credit facility contains covenants that provide that the Company’s earnings before interest, taxes, depreciation and amortization, as defined under the credit facility, on a trailing twelve month basis, shall not be less than $100,000 if the Company’s excess availability, as defined, under the credit facility, is less than $20,000. The covenants also require that annual capital expenditures, as defined under the credit facility (before a maximum carryover amount of $2,500), shall not exceed $10,000 during any fiscal year. On November 1, 2010, the Company and Wells entered into the credit facility’s Seventh Amendment to permit the Company to incur Capital Expenditures (as defined in the credit facility) of up to $33,000 solely for 2010. The Seventh Amendment was effective as of August 31, 2010.

In August 2007, Wells made an $8,000 term loan to 100 Maple LLC (“Maple”), a subsidiary of the Company, within the commitment under the existing credit facility. The $8,000 term loan is collateralized by the existing collateral securing the credit facility, and is also collateralized by a lien on certain real property (the “Mebane Property”) owned by Maple. The Mebane Property also secures the other obligations of the Company under the credit facility. The $8,000 term loan did not increase the $50,000 borrowing amount of the credit facility, but did increase the outstanding amounts under the credit facility by the amount of the term loan and proportionately reduces the maximum borrowing availability under the credit facility.

In August 2007, Liggett and Wells amended the credit facility to permit the guaranty of the Senior Secured Notes described in Note 1 by each of Liggett and Maple and the pledging of certain assets of Liggett and Maple on a subordinated basis to secure their guarantees. The credit facility was amended to grant to Wells a blanket lien on all the assets of Liggett and Maple, excluding any equipment pledged to current or future purchase money or other financiers of such equipment and excluding any real property, other than the Mebane Property and other real property to the extent its value is in excess of $5,000. In connection with the amendment, Wells, Liggett, Maple and the collateral agent for the holders of Vector’s Senior Secured Notes entered into an inter-creditor agreement, pursuant to which the liens of the collateral agent on the Liggett and Maple assets will be subordinated to the liens of Wells on the Liggett and Maple assets.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

Equipment Loans

In 2010, the Company entered into nine financing agreements for a total of $16,634 related to the purchase of equipment. The weighted average interest rate of the outstanding debt is 5.24% per annum and the interest rate on the various notes ranges between 2.59% and 6.13%. The debt is payable over 30 to 60 months with a weighted average term of 56 months. Total monthly installments are $297. In January of 2012, $4,452 of this debt was refinanced. See subsequent events in Note 2.

The Company also refinanced $3,575 of debt related to prior equipment purchases during the third quarter of 2010. The refinanced debt had a weighted average interest rate of 6.03% and an average remaining term of 25 months. The new debt carries an interest rate of 5.95% and a term of 36 months. The monthly installment on this debt is $109.

In 2011, the Company entered into three financing agreements for a total of $6,342 related to the purchase of equipment. The weighted average interest rate of the outstanding debt is 5.64% per annum and the interest rate on the various notes ranges between 5.33% and 5.82%. Total monthly installments are $145.

At December 31, 2011 and 2010, the Company had approximately $21,255 and $19,030 outstanding under these equipment loans.

All equipment loans described above are collateralized by the equipment they finance.

See Note 2 for fair value of debt at December 31, 2011 and 2010.

8.	Operating Leases

At December 31, 2011, the Company has operating leases for building space, vehicles and computer equipment. The future minimum lease payments are as follows:

Lease Commitments
Year Ending December 31
2012	$789
2013	725
2014	733
2015	674
2016	43
Thereafter	—
$2,964

In addition to the above scheduled future minimum lease payments, Liggett expects to incur approximately $2,269 in allocated lease expense over the next five years and thereafter from Liggett Vector Brands.

Rental expense for the years ended December 31, 2011, 2010, and 2009, amounted to approximately $2,856, $2,368, and $1,852, respectively.

9.	Commitments and Contingencies

Tobacco-Related Litigation:

Overview

Since 1954, Liggett and other United States cigarette manufacturers have been named as defendants in numerous direct, third-party and purported class actions predicated on the theory that cigarette manufacturers should be liable for damages

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

alleged to have been caused by cigarette smoking or by exposure to secondary smoke from cigarettes. New cases continue to be commenced against Liggett and other cigarette manufacturers. The cases have generally fallen into the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs (“Individual Actions”); (ii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring, as well as cases alleging the use of the terms “lights” and/or “ultra lights” constitutes a deceptive and unfair trade practice, common law fraud or violation of federal law, purporting to be brought on behalf of a class of individual plaintiffs (“Class Actions”); and (iii) health care cost recovery actions brought by various foreign and domestic governmental plaintiffs and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits (“Health Care Cost Recovery Actions”). As new cases are commenced, the costs associated with defending these cases and the risks relating to the inherent unpredictability of litigation continue to increase. The future financial impact of the risks and expenses of litigation are not quantifiable at this time. For the years ended December 31, 2011, 2010 and 2009, Liggett incurred legal expenses and other litigation costs totaling approximately $7,795, $23,389 (which includes $16,161 for the Lukacs and Ferlanti judgments described below), and $6,000, respectively.
Litigation is subject to uncertainty and it is possible that there could be adverse developments in pending or future cases. Management reviews on a quarterly basis with counsel all pending litigation and evaluates whether an estimate can be  made of the possible loss or range of loss that could result from an unfavorable outcome. An unfavorable outcome or settlement of pending tobacco-related or other litigation could encourage the commencement of additional litigation. Damages awarded in some tobacco-related litigation can be significant.
Although Liggett has been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts are on appeal, there remains a risk that such relief may not be obtainable in all cases. This risk has been reduced given that a majority of states now limit the dollar amount of bonds or require no bond at all. Liggett has secured approximately $4,308 in bonds as of December 31, 2011.
In June 2009, Florida amended its existing bond cap statute by adding a $200,000 bond cap that applies to all Engle progeny cases (defined below) in the aggregate and establishes individual bond caps for individual Engle progeny cases in amounts that vary depending on the number of judgments in effect at a given time. The legislation applies to judgments entered after the effective date of the legislation. Plaintiffs, in several cases, have challenged the constitutionality of the bond cap statute, but to date, the courts that have addressed the issue have upheld the constitutionality of the statute. The plaintiffs have appealed these rulings and the Florida Supreme Court has granted review of the Hall decision denying plaintiff's challenge to the bond cap statute. No federal court has yet addressed the issue. Although the Company cannot predict the outcome of such challenges, it is possible that the Company's financial position, results of operations, or cash flows could be materially affected by an unfavorable outcome of such challenges.
Liggett records provisions in its consolidated financial statements for pending litigation when it determines that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except as disclosed in this Note 9: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; or (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome of any of the pending tobacco-related cases and, therefore, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Legal defense costs are expensed as incurred.

Cautionary Statement About Engle Progeny Cases. Adverse verdicts have been entered against Liggett and other industry defendants in Engle progeny cases brought in Florida state court, and two of these verdicts have been affirmed on appeal. At December 31, 2011, Liggett is a defendant in 3,000 state court Engle progeny cases. Through December 31, 2011, 55 state court cases have been tried against the industry, with plaintiffs' verdicts in 36 cases and defense verdicts in 19 cases. Other cases have either been dismissed by the court on summary judgment or a mistrial was declared. Since Engle progeny trials started in 2009, an average of approximately 20 cases per year have been tried. Based on the current rate of trials per year, it would require decades to resolve the remaining state court Engle progeny cases. To date, an adverse verdict has been entered against Liggett in six of the cases tried (exclusive of the Lukacs case, discussed below). Excluding the Lukacs case, the verdicts against Liggett have ranged from $1 to $3,008. In one of these cases, the verdict included punitive damages in the amount of $1,000. Except as discussed in this Note 9 with respect to six cases where an adverse verdict was entered against Liggett, management is unable to estimate the possible loss or range of loss from remaining Engle progeny cases as there are currently multiple defendants in each case and discovery has not occurred or is limited. As a result, Liggett lacks information about whether plaintiffs are in fact Engle class members (non-class members' claims

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

are generally time-barred), the relevant smoking history, the nature of the alleged injury and the availability of various defenses, among other things. Further, plaintiffs typically do not specify their demand for damages. Liggett believes that the process under which Engle progeny cases are tried is unconstitutional and continues to pursue its appellate rights. Litigation is subject to many uncertainties, and it is possible that our consolidated financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any such tobacco-related litigation.

Although Liggett has generally been successful in managing litigation in the past, litigation is subject to uncertainty and significant challenges remain, particularly with respect to the Engle progeny cases. There can be no assurances that Liggett's past litigation experience will be representative of future results. Adverse verdicts have been rendered against Liggett in the past, in individual cases and Engle progeny cases, and several of these verdicts have been affirmed on appeal. It is possible that the consolidated results of operations, cash flows or financial position of the Company could be materially adversely affected by an unfavorable outcome or settlement of certain pending litigation. Liggett believes, and has been so advised by counsel, that it has valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts. All such cases are, and will continue to be, vigorously defended. Liggett may, however, enter into settlement discussions in particular cases if it believes it is in its best interest to do so. In connection with the Engle progeny cases, Liggett has been receptive to opportunities to settle cases on favorable economic terms and will continue to do so. Through January 31, 2012, Liggett has settled 76 Engle progeny cases for approximately $988, in the aggregate. There can be no assurances that Liggett's settlement experience to date will be representative of future results.

Non-Engle Individual Actions
As of December 31, 2011, there were 33 individual cases pending against Liggett where one or more individual plaintiffs allege injury resulting from cigarette smoking, addiction to cigarette smoking or exposure to secondary smoke and seek compensatory and, in some cases, punitive damages. These cases do not include Engle progeny cases or the approximately 100 individual cases pending in West Virginia state court as part of a consolidated action. The following table lists the number of individual cases, by state, that are pending against Liggett or its affiliates as of December 31, 2011 (excluding Engle progeny cases and the consolidated cases in West Virginia):

State	Number of Cases
Florida	16
New York	8
Louisiana	4
West Virginia	2
Maryland	1
Missouri	1
Ohio	1

The plaintiffs' allegations of liability in cases in which individuals seek recovery for injuries allegedly caused by cigarette smoking are based on various theories of recovery, including negligence, gross negligence, breach of special duty, strict liability, fraud, concealment, misrepresentation, design defect, failure to warn, breach of express and implied warranties, conspiracy, aiding and abetting, concert of action, unjust enrichment, common law public nuisance, property damage, invasion of privacy, mental anguish, emotional distress, disability, shock, indemnity and violations of deceptive trade practice laws, the federal Racketeer Influenced and Corrupt Organizations Act (“RICO”), state RICO statutes and antitrust statutes. In many of these cases, in addition to compensatory damages, plaintiffs also seek other forms of relief including treble/multiple damages, medical monitoring, disgorgement of profits and punitive damages. Although alleged damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from state to state and jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of dollars.

Defenses raised in individual cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, lack of design defect, statute of limitations, equitable defenses such as “unclean hands” and lack

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

of benefit, failure to state a claim and federal preemption.

Liggett Only Cases.  There are currently seven cases pending where Liggett is the only tobacco company defendant. Cases where Liggett is the only defendant could increase substantially as a result of the Engle progeny cases.

In February 2009, in Ferlanti v. Liggett Group, a Florida state court jury awarded compensatory damages to plaintiff and an $816 judgment was entered by the court. That judgment was affirmed on appeal and was satisfied by Liggett in March 2011. In September 2010, the court awarded plaintiff legal fees of $996. Plaintiff appealed the amount of the attorneys' fee award. Liggett previously accrued $2,000 for the Ferlanti case. In Welch v. R.J. Reynolds and Katz v. R.J. Reynolds, both Engle progeny cases, no trial dates have been set. There has been no recent activity in Hausrath v. Philip Morris, a case pending in New York state court, where two individuals are suing. The other three individual actions, in which Liggett is the only tobacco company defendant, are dormant.
Engle Progeny Cases.  In 2000, a jury in Engle v. R.J. Reynolds Tobacco Co.  rendered a $145,000,000 punitive damages verdict in favor of a “Florida Class” against certain cigarette manufacturers, including Liggett. Pursuant to the Florida Supreme Court’s July 2006 ruling in Engle, which decertified the class on a prospective basis, and affirmed the appellate court’s reversal of the punitive damages award, former class members had one year from January 11, 2007 in which to file individual lawsuits. In addition, some individuals who filed suit prior to January 11, 2007, and who claim they meet the conditions in Engle, are attempting to avail themselves of the Engle ruling. Lawsuits by individuals requesting the benefit of the Engle ruling, whether filed before or after the January 11, 2007 deadline, are referred to as the “Engle progeny cases.” As of December 31, 2011, Liggett is a named defendant in 5,755 Engle progeny cases in both federal (2,755 cases) and state (3,000 cases) courts in Florida. Other cigarette manufacturers are also named as defendants in these cases, although as a case proceeds, one or more defendants may ultimately be dismissed from the action. These cases include approximately 7,950 plaintiffs. The number of state court Engle progeny cases may increase as multi-plaintiff cases continue to be severed into individual cases. The total number of plaintiffs may also increase as a result of attempts by existing plaintiffs to add additional parties.
As of December 31, 2011, the following Engle progeny cases have resulted in judgments against Liggett:

Date	Case Name	County	Net Compensatory Damages	Punitive Damages	Status
June 2002	Lukacs v. R.J. Reynolds	Miami-Dade	$12,418	None	Affirmed on appeal by the Third District Court of Appeal. Judgment has been paid and the case is concluded. See "Lukacs Case" description below.
August 2009	Campbell v. R.J. Reynolds	Escambia	$156	None
Affirmed on appeal by the Third District Court of Appeal. Defendants filed a motion with the District Court of Appeal for certification to Florida Supreme Court, which was denied by the court on May 13, 2011. Defendants have sought review by the US Supreme Court.

March 2010	Douglas v. R.J. Reynolds	Hillsborough	$1,350	None	On appeal to the Second District Court of Appeal. Argument on the merits of the appeal was heard on October 4, 2011.
April 2010	Clay v. R.J. Reynolds	Escambia	$349	$1,000	Affirmed on appeal by the First District Court of Appeal on January 25, 2012.
April 2010	Putney v. R.J. Reynolds	Broward	$3,008	None	On appeal to the Fourth District Court of Appeal.
April 2011	Tullo v. R.J. Reynolds	Palm Beach	$225	None	On appeal to the Fourth District Court of Appeal.
January 2012	Ward v. R.J. Reynolds	Escambia	$1	None

Liggett's potential range of loss in the Campbell, Douglas, Clay, Putney, Tullo and Ward cases, is between $0 and $6,089 in the aggregate, plus accrued interest and legal fees. No amounts have been expensed or accrued in the accompanying consolidated financial statements for these cases other than $181. In determining the range of loss, the Company considers potential settlements as well as future appellate relief. The Company is unable to determine a range related to the remaining Engle progeny cases. For further information on the Engle case and on Engle progeny cases, see "Class Actions - Engle Case," below.
Lukacs Case. In June 2002, the jury in a Florida state court action entitled Lukacs v. R.J. Reynolds Tobacco Co., awarded

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

$37,500 in compensatory damages, jointly and severally, in a case involving Liggett and two other cigarette manufacturers, which amount was subsequently reduced by the court. The jury found Liggett 50% responsible for the damages incurred by the plaintiff. The Lukacs case was the first case to be tried as an individual Engle progeny case, but was tried almost five years prior to the Florida Supreme Court's final decision in Engle. In November 2008, the court entered final judgment in the amount of $24,835, plus interest from June 2002. In March 2010, the Third District Court of Appeal affirmed the decision, per curiam. In June 2010, Liggett satisfied its share of the judgment, including attorneys' fees and accrued interest, for $14,361.
Class Actions
As of December 31, 2011, there were six actions pending for which either a class had been certified or plaintiffs were seeking class certification, where Liggett is a named defendant, including one alleged price fixing case. Other cigarette manufacturers are also named in these actions.
Plaintiffs' allegations of liability in class action cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violation of deceptive trade practice laws and consumer protection statutes and claims under the federal and state anti-racketeering statutes. Plaintiffs in the class actions seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief.
Defenses raised in these cases include, among others, lack of proximate cause, individual issues predominate, assumption of the risk, comparative fault and/or contributory negligence, statute of limitations and federal preemption.
Engle Case. In May 1994, Engle was filed against Liggett and others in Miami-Dade County, Florida. The class consisted of all Florida residents who, by November 21, 1996, “have suffered, presently suffer or have died from diseases and medical conditions caused by their addiction to cigarette smoking.” In July 1999, after the conclusion of Phase I of the trial, the jury returned a verdict against Liggett and other cigarette manufacturers on certain issues determined by the trial court to be “common” to the causes of action of the plaintiff class. The jury made several findings adverse to the defendants including that defendants' conduct “rose to a level that would permit a potential award or entitlement to punitive damages.” Phase II of the trial was a causation and damages trial for three of the class plaintiffs and a punitive damages trial on a class-wide basis before the same jury that returned the verdict in Phase I. In April 2000, the jury awarded compensatory damages of $12,704 to the three class plaintiffs, to be reduced in proportion to the respective plaintiff’s fault. In July 2000, the jury awarded approximately $145,000,000 in punitive damages, including $790,000 against Liggett.
In May 2003, Florida’s Third District Court of Appeal reversed the trial court and remanded the case with instructions to decertify the class. The judgment in favor of one of the three class plaintiffs, in the amount of $5,831, was overturned as time barred and the court found that Liggett was not liable to the other two class plaintiffs.
In July 2006, the Florida Supreme Court affirmed the decision vacating the punitive damages award and held that the class should be decertified prospectively, but determined that the following Phase I findings are entitled to res judicata effect in Engle progeny cases: (i) that smoking causes lung cancer, among other diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants placed cigarettes on the market that were defective and unreasonably dangerous; (iv) that defendants concealed material information knowing that the information was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vi) that defendants sold or supplied cigarettes that were defective; and (vii) that defendants were negligent. The Florida Supreme Court decision also allowed former class members to proceed to trial on individual liability issues (using the above findings) and compensatory and punitive damage issues, provided they filed their individual lawsuits by January 2008. In December 2006, the Florida Supreme Court added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations made by defendants. In October 2007, the United States Supreme Court denied defendants' petition for writ of certiorari. As a result of the Engle decision, approximately 7,950 plaintiffs have claims pending against Liggett and other cigarette manufacturers.
Federal Engle Progeny Cases. Three federal district courts (in the Merlob, B. Brown and Burr cases) ruled that the findings in Phase I of the Engle proceedings could not be used to satisfy elements of plaintiffs' claims, and two of those

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

rulings (B. Brown and Burr) were certified by the trial court for interlocutory review. The certification was granted by the United States Court of Appeals for the Eleventh Circuit and the appeals were consolidated (in February 2009, the appeal in Burr was dismissed for lack of prosecution). In July 2010, the Eleventh Circuit ruled that plaintiffs do not have an unlimited right to use the findings from the original Engle trial to meet their burden of establishing the elements of their claims at trial. Rather, plaintiffs may only use the findings to establish specific facts that they demonstrate with a reasonable degree of certainty were actually decided by the original Engle jury. The Eleventh Circuit remanded the case to the district court to determine what specific factual findings the Engle jury actually made. All federal cases were stayed pending review by the Eleventh Circuit. In December 2010, stays were lifted in 12 cases selected by plaintiffs, two of which were subsequently re-stayed. Liggett is a defendant in one of the cases. In August 2011, the court ordered the activation of an additional 22 cases. Liggett is a defendant in 14 of the 22 cases.
Appeals of Engle Progeny Verdicts. In December 2010, in the Martin case, a state court case against R.J. Reynolds, the First District Court of Appeal issued the first ruling by a Florida intermediate appellate court to address the B. Brown decision discussed above. The panel held that the trial court correctly construed the Florida Supreme Court's 2006 decision in Engle in instructing the jury on the preclusive effect of the Phase I Engle proceedings, expressly disagreeing with certain aspects of the B. Brown decision. In July 2011, the Florida Supreme Court declined to review the First District Court of Appeal's decision. This matter may be subject to review by the United States Supreme Court. This decision could lead to other adverse rulings by state appellate courts.
In the Waggoner case, the United States District Court for the Middle District of Florida directed the parties to brief the applicability of the Engle findings to all Middle District cases. Liggett is not a defendant in Waggoner, but nonetheless, was directed to submit motions on the issues. In December 2011, the district court ruled that it was bound by Martin and Jimmie Lee Brown (discussed below) and that the application of the Phase I findings did not deprive defendants of any constitutional due process rights. The court ruled, however, that plaintiffs must establish legal causation to establish liability. With respect to punitive damages, the district court held that the plaintiffs could rely on the findings in support of their punitive damages claims but that, in addition, plaitiffs must demonstrate specific conduct by specific defendants, independent of the Engle findings, that satisfies the standards for awards of punitive damages. The Waggoner ruling will apply to all of the cases pending in the Middle District of Florida. The defendants are seeking review of the due process ruling by the United States Court of Appeals for the Eleventh Circuit. The Waggoner court declined to reach certain issues raised by Liggett and directed that their motion be re-filed in a case in which they are named as a defendant. As a result, certain issues specific to Liggett are now pending before the court in the Young-McCray case.
In Jimmie Lee Brown, a state court case against R.J. Reynolds, the trial court tried the case in two phases. In the first phase, the jury determined that the smoker was addicted to cigarettes that contained nicotine and that his addiction was a legal cause of his death, thereby establishing he was an Engle class member. In the second phase, the jury determined whether the plaintiff established legal cause and damages with regard to each of the underlying claims.   The jury found in favor of plaintiff in both phases.  In September 2011, the Fourth District Court of Appeal affirmed the judgment entered in plaintiff's favor and approved the trial court's procedure of bifurcating the trial.  The Fourth District Court of Appeal agreed with Martin that individual post-Engle plaintiffs need not prove conduct elements as part of their burden of proof, but disagreed with Martin to the extent that the First District Court of Appeal only required a finding that the smoker was a class member to establish legal causation as to addiction and the underlying claims.  The Fourth District Court of Appeal held that in addition to establishing class membership, Engle progeny plaintiffs must also establish legal causation and damages as to each claim asserted.  In so finding, the Fourth District Court of Appeal's decision in Jimmie Lee Brown is in conflict with Martin.  In dicta, the Fourth District Court of Appeal further voiced concern that the preclusive effect of the Engle findings violates the tobacco company defendants' due process rights and, in the special concurring opinion, the court emphasized that until the Florida Supreme Court gives trial courts guidance as to what it intended by its Engle decision, trial courts will continue to play “a form of  legal poker.”   In September 2011, R.J. Reynolds filed a motion asking the Fourth District Court of Appeal to certify the case to the Florida Supreme Court for review. The motion was denied in October 2011.
In the Rey case, a state court Engle progeny case, the trial court entered final summary judgment on all claims in favor of the Vector, Liggett and Lorillard (the "Moving Defendants”) based on what has been referred to in the progeny litigation as the "Liggett Rule."  The Liggett Rule stands for the proposition that a manufacturer cannot have liability to a smoker under any asserted claim if the smoker did not use a product manufactured by that particular defendant.  The Liggett Rule is based on the entry of final judgment in favor of Liggett/Brooke Group in Engle on all of the claims asserted against them by class representatives Mary Farnan and Angie Della Vecchia, even though the Florida Supreme Court upheld as res judicata the generic finding that Liggett/Brooke Group engaged in a conspiracy to commit fraud by concealment. In

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

September 2011, the Third District Court of Appeal affirmed in part and reversed in part holding that the Moving Defendants were entitled to summary judgment on all claims asserted against them other than the claim for civil conspiracy.  The Moving Defendants' motions for rehearing were denied with regard to the Liggett Rule issues.  Moving Defendants are seeking further review by the Florida Supreme Court. Oral argument occurred on February 7, 2012 in the Fifth District Court of Appeal in other progeny cases in which summary judgment was granted in favor of non-use defendants.
Other Class Actions. In Smith v. Philip Morris, a Kansas state court case filed in February 2000, plaintiffs allege that cigarette manufacturers conspired to fix cigarette prices in violation of antitrust laws. Plaintiffs seek to recover an unspecified amount in actual and punitive damages. Class certification was granted in November 2001. In November 2010, defendants filed a motion for summary judgment. In addition to joining that summary judgment motion, Liggett filed its own summary judgment motion in June 2011. Oral argument occurred on January 18, 2012. Trial is scheduled for July 16, 2012.
Class action suits have been filed in a number of states against cigarette manufacturers, alleging, among other things, that use of the terms “light” and “ultra light” constitutes unfair and deceptive trade practices. In December 2008, the United States Supreme Court, in Altria Group v. Good, ruled that the Federal Cigarette Labeling and Advertising Act did not preempt the state law claims asserted by the plaintiffs and that they could proceed with their claims under the Maine Unfair Trade Practices Act. The case was returned to the federal court in Maine and consolidated with other federal cases. In June 2011, plaintiffs voluntarily dismissed the case without prejudice after the district court denied plaintiffs' motion for class certification. The Good decision has resulted in the filing of additional “lights” class action cases in other states against other cigarette manufacturers. Although Liggett was not a defendant in the Good case, and is not a defendant in most of the other “lights” class actions, an adverse ruling or commencement of additional “lights” related class actions could have a material adverse effect on the Company.
In November 1997, in Young v. American Tobacco Co., a purported personal injury class action was commenced on behalf of plaintiff and all similarly situated residents in Louisiana who, though not themselves cigarette smokers, are alleged to have been exposed to secondhand smoke from cigarettes which were manufactured by the defendants, and who suffered injury as a result of that exposure. The plaintiffs seek to recover an unspecified amount of compensatory and punitive damages. In October 2004, the trial court stayed this case pending the outcome of an appeal in another matter, which is now concluded.
In February 1998, in Parsons v. AC & S Inc., a case pending in West Virginia, the class was commenced on behalf of all West Virginia residents who allegedly have personal injury claims arising from exposure to cigarette smoke and asbestos fibers. The complaint seeks to recover unspecified damages. The case is stayed as a result of the December 2000 bankruptcy of three of the defendants.
In June 1998, in Cleary v. Philip Morris, a putative class action was brought in Illinois state court on behalf of persons who were allegedly injured by: (i) defendants' purported conspiracy to conceal material facts regarding the addictive nature of nicotine; (ii) defendants' alleged acts of targeting their advertising and marketing to minors; and (iii) defendants' claimed breach of the public's right to defendants' compliance with laws prohibiting the distribution of cigarettes to minors. Plaintiffs sought disgorgement of all profits unjustly received through defendants' sale of cigarettes to plaintiffs and the class. In March 2009, plaintiffs filed a third amended complaint adding, among other things, allegations regarding defendants' sale of “lights” cigarettes. The case was then removed to federal court on the basis of this new claim. In November 2009, plaintiffs filed a revised motion for class certification as to the three proposed classes, which motion was denied by the court. In February 2010, the court granted summary judgment in favor of defendants as to all claims, other than a “lights” claim involving another cigarette manufacturer. The court granted leave to the plaintiffs to reinstate the motion as to the addiction claims. Plaintiffs filed a Fourth Amended Complaint in an attempt to resurrect their addiction claims. In June 2010, the court granted defendants' motion to dismiss the Fourth Amended Complaint and in July 2010, the court denied plaintiffs' motion for reconsideration. In August 2011, the United States Court of Appeals for the Seventh Circuit affirmed the district court's decision. Plaintiff's petition for rehearing was denied by the Seventh Circuit in November 2011.
In April 2001, in Brown v. Philip Morris USA, a California state court granted in part plaintiffs' motion for class certification and certified a class comprised of adult residents of California who smoked at least one of defendants' cigarettes “during the applicable time period” and who were exposed to defendants' marketing and advertising activities in California. In March 2005, the court granted defendants' motion to decertify the class based on a recent change in California law. In June 2009, the California Supreme Court reversed and remanded the case to the trial court for further proceedings regarding whether the class representatives have, or can, demonstrate standing. In August 2009, the California Supreme Court

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

denied defendants' rehearing petition and issued its mandate. In September 2009, plaintiffs sought reconsideration of the court's September 2004 order finding that plaintiffs' allegations regarding “lights” cigarettes are preempted by federal law, in light of the United States Supreme Court decision in Good. In March 2010, the trial court granted reconsideration of its September 2004 order granting partial summary judgment to defendants with respect to plaintiffs' “lights” claims on the basis of judicial decisions issued since its order was issued, including Good, thereby reinstating plaintiffs' “lights” claims. Since the trial court's prior ruling decertifying the class was reversed on appeal by the California Supreme Court, the parties and the court are treating all claims currently being asserted by the plaintiffs as certified, subject, however, to defendants' challenge to the class representatives' standing to assert their claims. In December 2010, defendants filed a motion for a determination that the class representatives set forth in plaintiffs' tenth amended complaint lacked standing to pursue the claims. The motion was granted by the court. Plaintiffs moved to file an amended complaint adding new class representatives, which motion was granted by the court and in July 2011, plaintiffs filed their eleventh amended complaint adding new putative class representatives. Defendants filed their response in November 2011. Oral argument occurred on January 24, 2012 to consider the defendants' challenge to the new class representatives. Trial is scheduled for October 5, 2012.
Although not technically a class action, in In Re: Tobacco Litigation (Personal Injury Cases), a West Virginia state court consolidated approximately 750 individual smoker actions that were pending prior to 2001 for trial of certain common issues. In January 2002, the court severed Liggett from the trial of the consolidated action, which commenced in June 2010 and ended in a mistrial. The rescheduled trial commenced in October 2011 and on November 8, 2011, a mistrial was declared. If the case were to proceed against Liggett, it is estimated that Liggett could be a defendant in approximately 100 of the individual cases.
In addition to the cases described above, numerous class actions remain certified against other cigarette manufacturers. Adverse decisions in these cases could have a material adverse affect on Liggett’s sales volume, operating income and cash flows.
Health Care Cost Recovery Actions
As of December 31, 2011, there was one Health Care Cost Recovery Action pending against Liggett, Crow Creek Sioux Tribe v. American Tobacco Company, a South Dakota case filed in 1997, where the plaintiff seeks to recover damages based on various theories of recovery as a result of alleged sales of tobacco products to minors. This case in inactive. Other cigarette manufacturers are also named as defendants. The claims asserted in health care cost recovery actions vary. Although, typically, no specific damage amounts are pled, it is possible that requested damages might be in the billions of dollars. In these cases, plaintiffs typically assert equitable claims that the tobacco industry was “unjustly enriched” by their payment of health care costs allegedly attributable to smoking and seek reimbursement of those costs. Relief sought by some, but not all, plaintiffs include punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.
Other claims asserted include the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, breach of special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under RICO.
Department of Justice Lawsuit. In September 1999, the United States government commenced litigation against Liggett and other cigarette manufacturers in the United States District Court for the District of Columbia. The action sought to recover an unspecified amount of health care costs paid and to be paid by the federal government for lung cancer, heart disease, emphysema and other smoking-related illnesses allegedly caused by the fraudulent and tortious conduct of defendants, to restrain defendants and co-conspirators from engaging in alleged fraud and other allegedly unlawful conduct in the future, and to compel defendants to disgorge the proceeds of their unlawful conduct. Claims were asserted under RICO.
In August 2006, the trial court entered a Final Judgment against each of the cigarette manufacturing defendants, except Liggett. In May 2009, the United States Court of Appeals for the District of Columbia affirmed most of the district court's decision. In February 2010, the government and all defendants, other than Liggett, filed petitions for writ of certiorari to the United States Supreme Court. In June 2010, the United States Supreme Court, without comment, denied review. As a result, the cigarette manufacturing defendants, other than Liggett, are now subject to the trial court's Final Judgment

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

which ordered the following relief: (i) an injunction against “committing any act of racketeering” relating to the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) an injunction against participating directly or indirectly in the management or control of the Council for Tobacco Research, the Tobacco Institute, or the Center for Indoor Air Research, or any successor or affiliated entities of each (iii) an injunction against “making, or causing to be made in any way, any material false, misleading, or deceptive statement or representation or engaging in any public relations or marketing endeavor that is disseminated to the United States' public and that misrepresents or suppresses information concerning cigarettes”; (iv) an injunction against conveying any express or implied health message through use of descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights,” and “low tar,” which the court found could cause consumers to believe one cigarette brand is less hazardous than another brand; (v) the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking “low tar” or “light” cigarettes, defendants' manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to environmental tobacco smoke; (vi) the disclosure of defendants' public document websites and the production of all documents produced to the government or produced in any future court or administrative action concerning smoking and health; (vii) the disclosure of disaggregated marketing data to the government in the same form and on the same schedules as defendants now follow in disclosing such data to the Federal Trade Commission for a period of ten years; (viii) certain restrictions on the sale or transfer by defendants of any cigarette brands, brand names, formulas or cigarette business within the United States; and (ix) payment of the government's costs in bringing the action. Two issues remain pending before the district court: (i) the substance of the court-ordered corrective statements and (ii) the requirements related to point-of-sale signage. Other matters are currently on appeal.
It is unclear what impact, if any, the Final Judgment will have on the cigarette industry as a whole. To the extent that the Final Judgment leads to a decline in industry-wide shipments of cigarettes in the United States or otherwise results in restrictions that adversely affect the industry, Liggett's sales volume, operating income and cash flows could be materially adversely affected.
Upcoming Trials

As of December 31, 2011, there were 52 Engle progeny cases scheduled for trial through December 31, 2012. Liggett and other cigarette manufacturers are currently named as defendants in each of these cases, although as a case proceeds, one or more defendants may ultimately be dismissed from the action. In addition, in Smith v. Philip Morris, trial is scheduled for July 16, 2012 and in Brown v. Philip Morris USA, trial has been scheduled for October 5, 2012. No other cases are currently scheduled for trial in 2012. Trial dates are, however, subject to change.
MSA and Other State Settlement Agreements
In March 1996, March 1997 and March 1998, Liggett entered into settlements of smoking-related litigation with 45 states and territories. The settlements released Liggett from all smoking-related claims made by those states and territories, including claims for health care cost reimbursement and claims concerning sales of cigarettes to minors.
In November 1998, Philip Morris, Brown & Williamson, R.J. Reynolds and Lorillard (the “Original Participating Manufacturers” or “OPMs”) and Liggett (together with any other tobacco product manufacturer that becomes a signatory, the “Subsequent Participating Manufacturers” or “SPMs”) (the OPMs and SPMs are hereinafter referred to jointly as the “Participating Manufacturers”) entered into the Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Mariana Islands (collectively, the “Settling States”) to settle the asserted and unasserted health care cost recovery and certain other claims of the Settling States. The MSA received final judicial approval in each Settling State.
As a result of the MSA, the Settling States released Liggett from:

•
all claims of the Settling States and their respective political subdivisions and other recipients of state health care funds, relating to: (i) past conduct arising out of the use, sale, distribution, manufacture, development, advertising and marketing of tobacco products; (ii) the health effects of, the exposure to, or research, statements or warnings about, tobacco products; and

•
all monetary claims of the Settling States and their respective subdivisions and other recipients of state health care funds relating to future conduct arising out of the use of, or exposure to, tobacco products that have been manufactured in the ordinary course of business.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

The MSA restricts tobacco product advertising and marketing within the Settling States and otherwise restricts the activities of Participating Manufacturers. Among other things, the MSA prohibits the targeting of youth in the advertising, promotion or marketing of tobacco products; bans the use of cartoon characters in all tobacco advertising and promotion; limits each Participating Manufacturer to one tobacco brand name sponsorship during any 12-month period; bans all outdoor advertising, with certain limited exceptions; prohibits payments for tobacco product placement in various media; bans gift offers based on the purchase of tobacco products without sufficient proof that the intended recipient is an adult; prohibits Participating Manufacturers from licensing third parties to advertise tobacco brand names in any manner prohibited under the MSA; and prohibits Participating Manufacturers from using as a tobacco product brand name any nationally recognized non-tobacco brand or trade name or the names of sports teams, entertainment groups or individual celebrities.
The MSA also requires Participating Manufacturers to affirm corporate principles to comply with the MSA and to reduce underage use of tobacco products and imposes restrictions on lobbying activities conducted on behalf of Participating Manufacturers. In addition, the MSA provides for the appointment of an independent auditor to calculate and determine the amounts of payments owed pursuant to the MSA.
Under the payment provisions of the MSA, the Participating Manufacturers are required to make annual payments of $9,000,000 (subject to applicable adjustments, offsets and reductions). These annual payments are allocated based on unit volume of domestic cigarette shipments. The payment obligations under the MSA are the several, and not joint, obligation of each Participating Manufacturer and are not the responsibility of any parent or affiliate of a Participating Manufacturer.
Liggett has no payment obligations under the MSA except to the extent its market share exceeds a market share exemption of approximately 1.65% of total cigarettes sold in the United States. For years ended December 31, 2011, 2010 and 2009, Liggett domestic shipments accounted for approximately 3.5%, 3.2% and 2.3% , respectively, of the total cigarettes sold in the United States. If Liggett’s market share exceeds it's respective market share exemption in a given year, then on April 15 of the following year, Liggett must pay on each excess unit an amount equal (on a per-unit basis) to that due from the OPMs for that year. On December 31, 2011, Liggett paid $100,000 of it's estimated $150,000 2011 MSA payment obligation.
Certain MSA Disputes
NPM Adjustment.  In March 2006, an economic consulting firm selected pursuant to the MSA determined that the MSA was a “significant factor contributing to” the loss of market share of Participating Manufacturers, to non-participating manufacturers ("NPMs"), for 2003. This is known as the “NPM Adjustment.” The economic consulting firm subsequently rendered the same decision with respect to 2004 and 2005. In March 2009, a different economic consulting firm made the same determination for 2006. As a result, the manufacturers are entitled to potential NPM Adjustments to each of their 2003 - 2006 MSA payments. The Participating Manufacturers are also entitled to potential NPM Adjustments to their 2007 - 2012 payments pursuant to agreements entered into between the OPMs and the Settling States under which the OPMs agreed to make certain payments for the benefit of the Settling States, in exchange for which the Settling States stipulated that the MSA was a “significant factor contributing to” the loss of market share of Participating Manufacturers for each of those years. A Settling State that has diligently enforced its qualifying escrow statute in the year in question may be able to avoid application of the NPM Adjustment to the payments made by the manufacturers for the benefit of that Settling State.
For 2003 – 2011, Liggett disputed that they owed the Settling States the NPM Adjustments as calculated by the Independent Auditor. As permitted by the MSA, Liggett withheld payment associated with these NPM Adjustment amounts. For 2003, Liggett paid the NPM adjustment amount of $9,304 to the Settling States although the Company continues to dispute this amount is owed. The total amount withheld (or paid into a disputed payment account) by Liggett for 2004 – 2011 was $44,099. At December 31, 2011 and 2010, included in “Other assets” on the Company’s consolidated balance sheets was a non-current receivable of $6,513 relating to the $9,304 payment.
The following amounts have not been expensed in the accompanying consolidated financial statements as they relate to Liggett’s claim for an NPM adjustment: $6,513 for 2003, $3,789 for 2004 and $800 for 2005. Liggett has expensed all disputed amounts related to the NPM Adjustment since 2005.
Since April 2006, notwithstanding provisions in the MSA requiring arbitration, litigation was filed in 49 Settling States involving the issue of whether the application of the NPM Adjustment for 2003 is to be determined through litigation or arbitration. These actions relate to the potential NPM Adjustment for 2003, which the independent auditor under the MSA

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

previously determined to be as much as $1,200,000 for all Participating Manufacturers. All but one of the 48 courts that have decided the issue have ruled that the 2003 NPM Adjustment dispute is arbitrable. All 47 of those decisions are final. One court, the Montana Supreme Court, ruled that Montana’s claim of diligent enforcement must be litigated. The United States Supreme Court denied certiorari with respect to that opinion. In response to a proposal from the OPMs and many of the SPMs, 45 of the Settling States, representing approximately 90% of the allocable share of the Settling States, entered into an agreement providing for a nationwide arbitration of the dispute with respect to the NPM Adjustment for 2003. In June 2010, the three person arbitration panel was selected and procedural hearings, discovery and briefing on legal issues of general application have commenced. Discovery has concluded and substantive hearings are currently scheduled to commence in the second quarter of 2012. Because states representing more than 80% of the allocable share signed the agreement, signing states will receive a 20% reduction of any 2003 NPM adjustment awarded in the arbitration. There can be no assurance that Liggett will receive any adjustment as a result of these proceedings.
Gross v. Net Calculations.  In October 2004, the Independent Auditor notified Liggett and all other Participating Manufacturers that their payment obligations under the MSA, dating from the agreement’s execution in late 1998, had been recalculated using “net” unit amounts, rather than “gross” unit amounts (which had been used since 1999).
Liggett objected to this retroactive change and disputed the change in methodology. Liggett contends that the retroactive change from “gross” to “net” unit amounts is impermissible for several reasons, including:

•	use of “net” unit amounts is not required by the MSA (as reflected by, among other things, the use of “gross” unit amounts through 2005);

•	such a change is not authorized without the consent of affected parties to the MSA;

•
the MSA provides for four-year time limitation periods for revisiting calculations and determinations, which precludes recalculating Liggett’s 1997 Market Share (and thus, Liggett’s market share exemption); and

•	Liggett and others have relied upon the calculations based on “gross” unit amounts since 1998.
The change in the method of calculation could result in Liggett owing, at a minimum, approximately $10,500, plus interest, of additional MSA payments for prior years, because the proposed change from “gross” to “net” units would serve to lower Liggett’s market share exemption under the MSA. The Company estimates that future annual MSA payments would be at least approximately $2,500 higher if the method of calculation is changed. No amounts have been expensed or accrued in the accompanying consolidated financial statements for any potential liability relating to the “gross” versus “net” dispute. There can be no assurance that Liggett will not be required to make additional payments, which payments could adversely affect the Company’s consolidated financial position, results of operations or cash flows. In August 2011, Liggett received notice from several states seeking to initiate arbitration as to this matter. The parties have entered into an agreement regarding procedures for the arbitration and selection of the arbitrators.
Litigation Challenging the MSA. In Grand River Enterprises Six Nations, Ltd. v. King, litigation pending in federal court in New York, plaintiffs sought to enjoin the statutes enacted by New York and other states in connection with the MSA on the grounds that the statutes violate the Commerce Clause of the United States Constitution and federal antitrust laws. In September 2005, the United States Court of Appeals for the Second Circuit held that if all of the allegations of the complaint were assumed to be true, plaintiffs had stated a claim for relief and that the New York federal court had jurisdiction over the other state defendants. On remand, the trial court held that plaintiffs are unlikely to succeed on the merits. After discovery in November 2009, the parties cross-moved for summary judgment. In March 2011, the United States District Court for the Southern District of New York granted defendants' motion for summary judgment. Plaintiff appealed the decision. That appeal has been stayed, pending resolution of a motion to alter or amend judgment. Grand River, at the end of 2011, dismissed the action and the appeal, with prejudice, as to certain state defendants.
In October 2008, Vibo Corporation, Inc., d/b/a General Tobacco (“Vibo”) commenced litigation in the United States District Court for the Western District of Kentucky against each of the Settling States and certain Participating Manufacturers, including Liggett. Vibo sought damages from Participating Manufacturers under antitrust laws, and also brought a number of constitutional challenges to the MSA and its provisions. Vibo alleged, among other things, that the market share exemptions (i.e. grandfathered shares) provided to SPMs that joined the MSA by a certain date, including Liggett, violate federal antitrust and constitutional law. In January 2009, the district court dismissed the complaint. In January 2010, the court entered final judgment in favor of the defendants. Vibo appealed to the United States Court of Appeals for the Sixth Circuit, and the case was argued on October 6, 2011. On February 22, 2012, the Sixth Circuit affirmed the District Court's decision.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

Litigation challenging the validity of the MSA, including claims that the MSA violates antitrust laws, has not been successful to date.
Other State Settlements.  The MSA replaced Liggett’s prior settlements with all states and territories except for Florida, Mississippi, Texas and Minnesota. Each of these four states, prior to the effective date of the MSA, negotiated and executed settlement agreements with each of the other major tobacco companies, separate from those settlements reached previously with Liggett. Except as described below, Liggett's agreements with these states remain in full force and effect. These states' settlement agreements with Liggett contained most favored nation provisions which could reduce Liggett's payment obligations based on subsequent settlements or resolutions by those states with certain other tobacco companies. Beginning in 1999, Liggett determined that, based on each of these four states' settlements with United States Tobacco Company, Liggett's payment obligations to those states had been eliminated. With respect to all non-economic obligations under the previous settlements, Liggett believes it is entitled to the most favorable provisions as between the MSA and each state's respective settlement with the other major tobacco companies. Therefore, Liggett's non-economic obligations to all states and territories are now defined by the MSA.
In 2003, as a result of a dispute with Minnesota regarding the settlement agreement described above, Liggett agreed to pay $100 a year, in any year cigarettes manufactured by Liggett are sold in that state. In 2003 and 2004, the Attorneys General for Florida, Mississippi and Texas advised Liggett that they believed that Liggett had failed to make certain required payments under the respective settlement agreements with these states. In December 2010, Liggett settled with Florida and agreed to pay $1,200 and to make further annual payments of $250 for a period of 21 years, starting in March 2011. The payments in years 12 – 21 will be subject to an inflation adjustment. These payments are in lieu of any other payments allegedly due to Florida under the original settlement agreement. The Company accrued approximately $3,200 for this matter in 2010. In February 2012, Mississippi provided Liggett with a 60-day notice that the state intended to pursue its remedies if Liggett did not cure the alleged defaults. There can be no assurance that Liggett will be able to resolve the matters with Texas and Mississippi or that Liggett will not be required to make additional payments which could adversely affect the Company's consolidated financial position, results of operations or cash flows.
Cautionary Statement.  Management is not able to predict the outcome of the litigation pending or threatened against Liggett. Litigation is subject to many uncertainties. For example, the jury in the Lukacs case, an Engle progeny case tried in 2002, awarded $24,835 in compensatory damages against Liggett and two other defendants and found Liggett 50% responsible for the damages. The verdict was affirmed on appeal and Liggett paid $14,361 in June 2010. Through January 31, 2012, Liggett has been found liable in six other Engle progeny cases. These cases are currently on appeal although appellate efforts to date have not been successful. Liggett has also had verdicts entered against it in other individual cases, which verdicts were affirmed on appeal and, thereafter, satisfied by Liggett. It is possible that other cases could be decided unfavorably against Liggett and that Liggett will be unsuccessful on appeal. Liggett may attempt to settle particular cases if it believes it is in its best interest to do so.
Management cannot predict the cash requirements related to any future defense costs, settlements or judgments, including cash required to bond any appeals, and there is a risk that those requirements will not be able to be met. An unfavorable outcome of a pending smoking and health case could encourage the commencement of additional similar litigation, or could lead to multiple adverse decisions in the Engle progeny cases. Except as discussed in this note, management is unable to estimate the loss or range of loss that could result from an unfavorable outcome of the cases pending against Liggett or the costs of defending such cases and as a result has not provided any amounts in its consolidated financial statements for unfavorable outcomes.
The tobacco industry is subject to a wide range of laws and regulations regarding the marketing, sale, taxation and use of tobacco products imposed by local, state and federal governments. There have been a number of restrictive regulatory actions, adverse legislative and political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry. These developments may negatively affect the perception of potential triers of fact with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional litigation or legislation.
It is possible that the Company’s consolidated financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any of the smoking-related litigation.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

The activity in Liggett's accruals for tobacco litigation for the three years ended December 31, 2011 were as follows:

	Current Liabilities			Non-current Liabilities
	Payments due under Master Settlement Agreement	Previously Settled States & Litigation Accruals	Total	Payments due under Master Settlement Agreement	Previously Settled States & Litigation Accruals	Total

Balance at January 1, 2009	$13,777	$4,800	$18,577	$12,708	$—	$12,708
Expenses	58,662	100	58,762	—	—	—
Change in MSA obligations capitalized as inventory	(1,984)	—	(1,984)	—	—	—
Payments	(47,759)	(2,400)	(50,159)	—	—	—
Reclassification to non-current liabilities	(6,616)	—	(6,616)	6,616	—	6,616
Accrual reversals	—	(2,500)	(2,500)	—	—	—
Balance at December 31, 2009	16,080	—	16,080	19,324	—	19,324
Expenses	129,392	19,882	149,274	—	—	—
Change in MSA obligations capitalized as inventory	2,717	—	2,717	—	—	—
Payments	(100,099)	(15,699)	(115,798)	—	—	—
Reclassification to non-current liabilities	(6,825)	—	(6,825)	6,825	—	6,825
Balance at December 31, 2010	41,265	4,183	45,448	26,149	—	26,149
Expenses	152,762	885	153,647	—	—	—
Change in MSA obligations capitalized as inventory	(2,053)	—	(2,053)	—	—	—
Payments	(125,111)	(1,919)	(127,030)	—	—	—
Reclassification to non-current liabilities	(16,740)	(1,600)	(18,340)	16,740	1,600	18,340
Interest on withholding	—	—	—	1,073	—	1,073
Balance at December 31, 2011	$50,123	$1,549	$51,672	$43,962	$1,600	$45,562
Other Matters:
Liggett’s management is unaware of any material environmental conditions affecting their existing facilities. Liggett’s management believes that current operations are conducted in material compliance with all environmental laws and regulations and other laws and regulations governing cigarette manufacturers. Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect on the capital expenditures, results of operations or competitive position of Liggett.
In February 2004, Liggett Vector Brands entered into a five year agreement with a subsidiary of the American Wholesale Marketers Association to support a program to permit certain tobacco distributors to secure, on reasonable terms, tax stamp bonds required by state and local governments for the distribution of cigarettes. This agreement has been extended through February 2016. Under the agreement, Liggett Vector Brands has agreed to pay a portion of losses, if any, incurred by the surety under the bond program, with a maximum loss exposure of $500 for Liggett Vector Brands. To secure its potential obligations under the agreement, Liggett Vector Brands has delivered to the subsidiary of the association a $100 letter of credit and agreed to fund up to an additional $400. Liggett Vector Brands has incurred no losses to date under this agreement, and the Company believes the fair value of Liggett Vector Brands’ obligation under the agreement was immaterial at December 31, 2011.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

There may be several other proceedings, lawsuits and claims pending against Liggett unrelated to tobacco or tobacco product liability. Management is of the opinion that the liabilities, if any, ultimately resulting from such other proceedings, lawsuits and claims should not materially affect the Company’s financial position, results of operations or cash flows.

10.	Related Party Transactions

Liggett is a party to an agreement with Vector dated February 26, 1991, as amended November 30, 2011, to provide various management and administrative services to Liggett in consideration for an annual management fee of $900 paid in monthly installments and annual overhead reimbursements of $864 paid in monthly installments. The charges for services under this agreement amounted to $1,764 in 2011, 2010 and 2009.

In addition, Liggett has entered into an annually renewable Corporate Services Agreement with VGR wherein VGR agreed to provide corporate services to Liggett at an annual fee paid in monthly installments. Corporate services provided by VGR under this agreement include the provision of administrative services related to Liggett’s participation in its parent company’s multi-employer benefit plan, external publication of financial results, preparation of consolidated financial statements and tax returns and such other administrative and managerial services as may be reasonably requested by Liggett. The charges for services rendered under the agreement amounted to $6,570 in 2011, $6,256 in 2010 and $5,959 in 2009.

On January 1, 2004 Liggett entered into a manufacturing agreement with Vector Tobacco whereby Liggett agreed to provide handling, storage, manufacturing, preparation, record-keeping, remittance of federal excise tax payments, processing of returns and other services relating to the manufacture of Vector Tobacco brands. The agreement expired December 31, 2005, but was automatically renewed for a successive one-year terms through December 31, 2010. On January 1, 2011 Liggett entered into a new manufacturing agreement with Vector Tobacco that will terminate on December 31, 2015 with subsequent automatic renewal for successive one year terms unless terminated by either party. Pricing is set forth in the agreements based on previously determined standard costs and invoices were sent to Vector Tobacco monthly under the old agreement and are sent weekly under the new agreement. In 2011, 2010 and 2009, Liggett manufactured approximately 0.9, 1.1 and 1.2 billion units of Vector Tobacco brands respectively, and realized $55,911, $66,933 and $67,161, respectively, in net receipts from these sales and $1,015, $1,171 and $1,349, respectively, in profit from the agreement.

Liggett is party to a tax sharing agreement with Vector and certain other entities pursuant to which Liggett will pay taxes on an estimated basis to Vector as if it were filing a separate company tax return, except that the agreement effectively limits the ability of Liggett to carry back losses for refunds. Liggett is entitled to recoup overpayments in a given year out of future payments due under the agreement and is required to fund underpayments. Liggett paid $71,650, $0 and $104,050 to Vector under this tax sharing agreement in 2011, 2010 and 2009, respectively. At December 31, 2011, Liggett had a $4,905 receivable balance related to tax payments to VGR.

As of December 31, 2011 and 2010, Liggett has a net receivable from Vector Tobacco totaling $1,357 and $969, respectively. This overall net receivable position is related primarily to the manufacturing agreement between Liggett and Vector Tobacco in 2011.

The remaining related party net receivable balances of $1,054 and $13,334 at December 31, 2011 and 2010, respectively, relate primarily to transactions with Liggett’s affiliate, Liggett Vector Brands.

Liggett Vector Brands coordinates and executes the sales, marketing and manufacturing efforts along with certain support functions for all of Vector’s tobacco operations. In conjunction with the duties performed at Liggett Vector Brands, a portion of sales, marketing, manufacturing, distribution, and administrative expenses have been allocated to Liggett. During 2011, 2010 and 2009, Liggett expensed $69,917, $61,840 and $55,549, respectively, for services provided by Liggett Vector Brands. The remaining expenses have been classified as selling, general and administrative ($43,147, $35,431 and $31,553 for the years ended December 31, 2011, 2010 and 2009, respectively) and cost of goods sold ($26,770, $26,409 and $23,996 for the years ended December 31, 2011, 2010 and 2009, respectively).

11.	Restructuring

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

During 2004, Liggett Vector Brands adopted a restructuring plan in its continuing effort to adjust the cost structure of the business and improve operating efficiency. The remaining pre-tax restructuring liability of $153 as of December 31, 2011, relates to the subletting of its New York office.

12.	Stock Compensation

The Company’s parent, Vector, offers stock option plans. Information concerning Vector's common stock has been adjusted to give effect to the 5% stock dividends paid to Vector stockholders on September 29, 2011, 2010 and 2009, respectively.

There were no option grants under Vector’s stock compensation plans during 2011 or 2009. After adjusting for stock dividends, non-qualified options for 110,250 shares of Vector’s common stock were issued during 2010 to employees . The exercise price of the options granted was $14.89 in 2010. The exercise prices of the options granted in 2010 were at the fair market value on the dates of the grants. Awards of options to employees under the Vector’s stock compensation plans generally vest over periods ranging from four to five years and have a term of ten years from the date of grant.

As of December 31, 2011, there were approximately 3,526,936 shares available for issuance under Vector’s Amended and Restated 1999 Long-Term Incentive Plan (the “1999 Plan”). All employees of Vector and its subsidiaries are eligible to receive grants under such plans. Although Liggett has no employees it received an allocation of non-cash stock compensation from Liggett Vector Brands of $22, $31 and $355 for the years ended December 31, 2011, 2010, and 2009, respectively. These amounts are expense allocations only and do not represent a rollforward of option balances. These amounts have been recorded in selling, general and administrative cost in the Company’s consolidated statement of operations. As of December 31, 2011, Liggett Vector Brands had employees with options for 476,747]shares of Vector’s common stock.

The fair value of option grants is estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price characteristics which are significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of stock-based compensation awards.

The assumptions used under the Black-Scholes option pricing model in computing fair value of options are based on the expected option life considering both the contractual term of the option and expected employee exercise behavior, the interest rate associated with U.S. Treasury issues with a remaining term equal to the expected option life and the expected volatility of the Company’s common stock over the expected term of the option. The assumptions used for grants in the year ended December 31, 2010 were as follows:

Risk-free interest rate	2.59%
Expected volatility	24.43%
Dividend yield	9.75%
Expected holding period	4.74 years
Weighted average grant date fair value	$1.03

In November 2005, the President of Liggett and Liggett Vector Brands was awarded a restricted stock grant of 67,004 shares of Vector’s common stock pursuant to the 1999 Plan. Pursuant to his restricted share agreement, one-fourth of the shares vested on November 1, 2006, with an additional one-fourth vesting on each of the three succeeding one-year anniversaries of the first vesting date through November 1, 2009. Liggett Vector Brands recorded deferred compensation of $1,018 representing the fair market value of the restricted shares on the date of grant. Liggett recorded an expense of $196 in 2009 associated with the grant.

These amounts have been recorded in operating, selling, administrative, and general expense in the Company’s

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011, 2010 and 2009
(in thousands of dollars)

consolidated statement of operations.

Liggett Group LLC and Subsidiaries
Schedule II — Valuation and Qualifying Accounts
(dollars in thousands)

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions	Balance at End of Period
Description
Year ended December 31, 2011
Allowance for:
Doubtful accounts	$194	$115	$5	$304
Cash discounts	36	25,484	24,959	561
Sales returns	3,850	2,441	2,291	4,000
Total	$4,080	$28,040	$27,255	$4,865
Year ended December 31, 2010
Allowance for:
Doubtful accounts	$150	$78	$34	$194
Cash discounts	186	23,361	23,511	36
Sales returns	3,330	2,873	2,353	3,850
Total	$3,666	$26,312	$25,898	$4,080
Year ended December 31, 2009
Allowance for:
Doubtful accounts	$46	$105	$1	$150
Cash discounts	194	17,347	17,355	186
Sales returns	3,000	2,997	2,667	3,330
Total	$3,240	$20,449	$20,023	$3,666